Exhibit 10.34
Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of
1934, as amended.
LICENSING AGREEMENT
     This Licensing Agreement (hereinafter, “Agreement”), dated as of October 12, 2007 (“Effective Date”), between XenoPort, Inc., a Delaware corporation having a place of business at 3410 Central Expressway, Santa Clara, CA 95051 (“XenoPort”), and Xanodyne Pharmaceuticals, Inc., a Delaware corporation having a place of business at One Riverfront Place, Suite 900, Newport, KY 41071 (“Xanodyne”).
BACKGROUND
     A. XenoPort has developed a Transported Prodrug™ of tranexamic acid (as further defined below, the “Compound”), for the treatment of excessive bleeding, including menorrhagia and potentially other indications. XenoPort owns or controls certain patents, know-how and other intellectual property relating to the Compound and the Intermediate (as defined below) used to manufacture the Compound.
     B. Xanodyne is currently developing a formulation of tranexamic acid (as further defined below, the “Xanodyne Product”), for the treatment of menorrhagia. Xanodyne owns or controls certain patents, know-how and other intellectual property relating to such Xanodyne Product.
     C. Xanodyne desires to further develop and commercialize the Compound and products containing the Compound (as further defined below, “XenoPort Products”) in the Territory (as defined below), and XenoPort desires to have the Compound and XenoPort Products developed and commercialized in the Territory by Xanodyne, in accordance with this Agreement.
     D. Xanodyne desires to obtain from XenoPort certain distribution and license rights for the Compound and XenoPort Products in the Territory, and XenoPort is willing to grant to Xanodyne such rights on the terms and conditions set forth in this Agreement.
     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
ARTICLE 1
DEFINITIONS
     1.1 “Adverse Drug Experience” or “ADE” shall mean any adverse experience as defined in 21 C.F.R. §312.32(a) for investigational drugs or 21 C.F.R. §314.80(a) for approved drugs, as applicable.

     1.2 “Affiliate” of a Party shall mean any person, corporation or other entity that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Party, as the case may be, for so long as such control exists. As used in this Section 1.2, “control” shall mean: (a) to possess, directly or indirectly, the power to direct the management and policies of such person, corporation or other entity, whether through ownership of voting securities or by contract relating to voting rights or corporate governance; or (b) direct or indirect beneficial ownership of at least fifty percent (50%) (or such lesser percentage that is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) of the voting share capital in such person, corporation or other entity.
     1.3 “Annual Net Sales” shall mean the total Net Sales of the applicable Product(s) sold in the Territory by or under the authority of Xanodyne or its Affiliate in a particular calendar year. For such purposes, units of Product shall be considered sold when such Product is shipped to the customer, or the revenue from such sale is recognized by the Selling Party (as defined in Section 1.20 below) for financial purposes, whichever occurs first.
     1.4 “Commercially Reasonable Efforts” shall mean the level of efforts and resources required to carry out a particular task or obligation, consistent with the efforts generally used by pharmaceutical companies with respect to their own high priority pharmaceutical products of similar commercial potential and at a similar stage in development or product life for which Marketing Approval is being sought, or for which Marketing Approval has been obtained, as the case may be. Without limiting the foregoing, “Commercially Reasonable Efforts” with respect to the Menorrhagia Indication shall mean such level of efforts and resources required to carry out a particular task or obligation, and consistent with the preceding sentence, as if the XenoPort Products were the only high priority pharmaceutical products at the same stage of development or product life, as the case may be, being developed and commercialized by or under the authority of Xanodyne for the Menorrhagia Indication.
     1.5 “Compound” shall mean that certain compound referred to internally at XenoPort as XP21510 (“XP21510”) and/or any other compound within the genus of [... * ...], the structures of which are set forth in Exhibit 1.5.
     1.6 “Control” (including any variations such as “Controlled” or “Controlling”), in the context of intellectual property rights, shall mean that a Party owns or possesses rights to intellectual property sufficient to grant the applicable license under this Agreement, without violating the terms of any agreement with any Third Party.
     1.7 “Cost of Goods” shall mean the fully burdened costs incurred and substantiated by XenoPort to manufacture or have manufactured the Compound calculated in accordance with GAAP and XenoPort’s then prevailing standard procedures for calculating cost of goods. Cost of Goods shall not include any margins or other markup. As used in this Section 1.7, “manufacture” includes all of the activities required to manufacture or have manufactured the Compound pursuant to good manufacturing practices and to deliver the same to the [... * ...] specified in Section 9.2.5 below, and shall include the net cost or credit of any value-added taxes or duties actually paid or utilized on

*	Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

account of the Compound and the costs of quantities of Compound destroyed in quality control testing (as such costs are calculated above).
     1.8 “Data” shall mean both the XenoPort Data and Xanodyne Data defined as follows:
          1.8.1 “XenoPort Data” shall mean: (a) all research data (including, but not limited to, the synthetic process, physical properties and like information), pharmacology data, preclinical data and/or clinical data for the Compound, and/or XenoPort Products; and/or (b) all regulatory documentation, information and submissions pertaining to, or made in association with, an IND, Marketing Approval Application, Marketing Approval or the like for the Compound or any XenoPort Product; in each case, that are Controlled by XenoPort or its Affiliates as of the Effective Date and/or during the term of this Agreement.
          1.8.2 “Xanodyne Data” shall mean: (a) all research data, pharmacology data, preclinical data and/or clinical data for the Compound and/or XenoPort Products; and/or (b) all regulatory documentation, information and submissions pertaining to, or made in association with, an IND, Marketing Approval Application, Marketing Approval or the like for the Compound or any XenoPort Product; in each case, that are Controlled by Xanodyne as of the Effective Date and/or during the term of this Agreement. As used herein, “Xanodyne Data” shall also include (i) all research data, pharmacology data, preclinical data and/or clinical data for a Xanodyne Product generated by, or on behalf of, Xanodyne or its Affiliates; and (ii) all regulatory documentation, information and submissions pertaining to, or made in association with, an IND, MAA, Marketing Approval or the like for a Xanodyne Product; in each case that are Controlled by Xanodyne or its Affiliates as of the Effective Date and/or during the term of this Agreement and which are relied upon by Xanodyne in association with any IND, MAA or other approval for the Compound or a XenoPort Product in the Territory. Notwithstanding the foregoing, Xanodyne Data shall exclude the Tools.
     1.9 “Excessive Bleeding Indications” shall mean any indication related to the prevention or treatment of excessive bleeding, including, but not limited to, [... * ...], but specifically excluding [... * ...].
     1.10 “FDA” shall mean the United States Food and Drug Administration, or any successor entity thereto performing similar functions.
     1.11 “Filing” of an NDA shall be deemed to occur upon the earlier of: (a) receipt of written notice of acceptance from the FDA of such NDA for substantive review; or (b) once sixty (60) days has passed from the date of written notice of receipt of the NDA by the FDA, provided that no notice of “refusal to file” is received within such sixty (60) day period.
     1.12 “GAAP” shall mean United States generally accepted accounting principles as in effect from time to time, consistently applied by a Party across its entire business.
     1.13 “IND” shall mean any Investigational New Drug Application (including any amendments thereto) filed with the FDA pursuant to 21 C.F.R. §312 before the commencement of

*	Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

clinical trials involving a Product, or any comparable filing with any Regulatory Authority in any other jurisdiction.
     1.14 “Indications” shall mean the Menorrhagia Indication, Excessive Bleeding Indications, and any and all Other Indications.
     1.15 “Intermediate” shall mean that certain compound employed by XenoPort as of the Effective Date in the manufacture of XP21510 and/or any other compound within the genus of compounds, the structures of which are set forth on Exhibit 1.15.
     1.16 “Marketing Approval” shall mean all final approvals, licenses, registrations or authorizations of a Regulatory Authority in a country, necessary for the manufacture, use, storage, import, marketing and sale of a Product in such country. For countries where governmental approval of pricing and/or reimbursement is required for marketing in such country, Marketing Approval shall not be deemed to occur until such pricing or reimbursement approval is obtained. For clarity, an “Approvable” designation granted by FDA does not constitute Marketing Approval for a Product in the Territory.
     1.17 “Marketing Approval Application” (or “MAA”) shall mean an NDA in the United States, or a comparable application that has been submitted to a Regulatory Authority in another jurisdiction.
     1.18 “Menorrhagia Indication” shall mean an indication involving the management, prevention or treatment of menorrhagia, hyper-menorrhea or excessive, abnormally heavy or prolonged menstrual bleeding, or any similar such indication as may be approved by a Regulatory Authority in the Territory.
     1.19 “New Drug Application” (or “NDA”) shall mean a New Drug Application (or its equivalent) submitted to the FDA.
     1.20 “Net Sales” shall mean the gross invoice price for the applicable Product sold by or under the authority of Xanodyne or its Affiliates (each, a “Selling Party”), less reasonable and customary deductions allowed to a Third Party customer by the Selling Party, to the extent actually taken by such Third Party customer, on such sales for:
               (a) trade, quantity and cash discounts and allowances;
               (b) credits, rebates (including those rebates under the Medical Prescription Drug Rebate and Improved Access to Medicines requirements of the Omnibus Budget Reconciliation Act of 1990 and comparable federal and state requirements, as of the Effective Date or hereafter in effect) and charge backs or equivalents thereof (including those to managed care entities and national, state, and local government agencies) and allowances to the customer on account of rejection or returns of such Product (including wholesaler and retailer returns), or on account of retroactive price reductions affecting such Product or errors related to incorrect billing;

*	Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

               (c) freight, postage and duties, and any other transportation expenses related to the Product, including handling and insurance thereon, separately identified on the invoice or other documentation maintained in the ordinary course of business;
               (d) sales and excise taxes, other consumption taxes, customs duties and compulsory payments to governmental authorities and any other governmental charges imposed upon the importation, use or sale of such Product to the customer and separately identified on the invoice or other documentation maintained in the ordinary course of business; and
               (e) commissions paid to Third Party wholesalers, or other similar Third Party distributors, in each case, who do not engage in the marketing or promotion of such Product.
     Sales between Xanodyne and its Affiliates for resale shall be excluded from the computation of Net Sales, but the subsequent resale of Products shall be included within the computation of Net Sales. If a Product is sold or transferred for consideration other than cash, or in a transaction not at arm’s length, the Net Sales from such sale or transfer shall be deemed the then fair market value of such Product.
     In the event that [... * ...], the Net Sales [... * ...] shall be [... * ...] during the applicable reporting period by [... * ...]. If sales [... * ...] during the applicable reporting period, the [... * ...] in which sales [... * ...] shall be used. In the event that [... * ...], then Net Sales for purposes of determining royalty payments shall be [... * ...] shall not be unreasonably withheld or delayed.
     1.21 “Other Indication” shall mean any indication other than the Menorrhagia Indication and Excessive Bleeding Indications.
     1.22 “Party” shall mean XenoPort or Xanodyne, individually, and “Parties” shall mean XenoPort and Xanodyne, collectively.
     1.23 “Patent(s)” shall mean any patents and patent applications, together with all additions, divisions, continuations, continuations-in-part, substitutions, reissues, re-examinations, extensions, registrations, patent term extensions, supplemental protection certificates and renewals of any of the foregoing.
     1.24 “Phase 2” shall mean a human clinical trial conducted on patients with the disease being studied for the principal purpose of achieving a preliminary determination of efficacy and establishing appropriate dosage ranges for use in Phase 3 trials of a Product, as further described in 21 C.F.R. §312.21(b).
     1.25 “Phase 3” shall mean a human clinical trial, the principal purpose of which is to establish safety and efficacy in patients with the disease or condition being studied, as further described in 21 C.F.R. §312.21(c), which is designed and intended to be of a size and statistical power sufficient to serve as a pivotal study to support the filing of an NDA for the indication being studied.

*	Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

     1.26 “Product” shall mean, individually, either the Xanodyne Product or any XenoPort Product, and, collectively, the Xanodyne Product and the XenoPort Products.
     1.27 “Product Trademark(s)” shall mean the product specific trademark(s), symbol(s), logo(s) and/or trade dress identified for use with the XenoPort Product(s) in accordance with Section 11.1.
     1.28 “Regulatory Authority” shall mean the FDA, or a regulatory body with similar regulatory authority in any other jurisdiction outside the Territory.
     1.29 “Territory” shall mean the United States of America, its territories and possessions and the District of Columbia.
     1.30 “Third Party” shall mean any person, corporation, joint venture or other entity, other than Xanodyne, XenoPort and their respective Affiliates.
     1.31 “Tools” shall mean: (a) physician and/or patient tools, [... * ...] used to identify patients with menorrhagia and assess patient’s response to therapy for menorrhagia owned or controlled by Xanodyne; and/or (b) sales and marketing information, materials and like items for use in the promotion of a Product owned or controlled by Xanodyne.
     1.32 “Valid Claim” means a claim of an issued Patent owned or Controlled by a Party, including the XenoPort Patents and the Xanodyne Patents, that: (a) has not been revoked or held unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction from which no appeal can be, or has been, taken; and (b) has not been admitted to be invalid or unenforceable through reissue, re-examination, disclaimer or otherwise.
     1.33 “Xanodyne Know-How” shall mean any and all scientific, medical, technical, regulatory and other information (excluding any Tools) relating to the Compound, any Xanodyne Product and/or any XenoPort Products and Xanodyne Data, that are Controlled by Xanodyne as of the Effective Date and/or during the term of this Agreement, that are needed by, or reasonably useful to, XenoPort in order to develop and/or commercialize the Compound and/or XenoPort Products for marketing, promotion and/or sale outside the Territory and that are relied upon or utilized by Xanodyne or its Affiliates in order to develop and/or commercialize the Compound or any XenoPort Product.
     1.34 “Xanodyne Patents” shall mean the Patents owned or Controlled by Xanodyne or its Affiliates that are listed on Exhibit 1.34, together with all additions, divisions, continuations, substitutions, re-issues, re-examinations, extensions, registrations, patent term extensions, supplemental protection certificates and renewals of any such Patents.
     1.35 “Xanodyne Product” shall mean the formulation of tranexamic acid developed by, or under the authority of, Xanodyne, as further described on Exhibit 1.35, and/or any modified form of such formulation developed by, or under the authority of, Xanodyne during the term of this Agreement, including any such formulation where the manufacture, use, sale or import is covered by any Xanodyne Patents.

*	Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

     1.36 “XenoPort Know-How” shall mean: (a) all scientific, medical, technical, regulatory and/or other information relating to: (i) the Intermediate, but only to the extent necessary or reasonably useful to make the Compound; and (ii) the Compound and/or XenoPort Products; in each case, that were generated or utilized by XenoPort or its Affiliates in developing or producing the Intermediate and/or the Compound; (b) XenoPort Data; and (c) Compound Improvements; and with respect to each of paragraphs (a), (b) and (c), that are Controlled by XenoPort as of the Effective Date and/or during the term of this Agreement, and that are needed by or otherwise reasonably useful to Xanodyne in order to exercise its rights and perform its obligations with respect to the Compound and/or XenoPort Products under this Agreement.
     1.37 “XenoPort Patents” shall mean the XenoPort Compound Patents and the XenoPort Intermediate Patents.
          1.37.1 “XenoPort Compound Patent(s)” shall mean the Patents owned or Controlled by XenoPort or its Affiliates as listed on Exhibit 1.37.1, together with all additions, divisions, continuations, substitutions, re-issues, re-examinations, extensions, registrations, patent term extensions, supplemental protection certificates and renewals of any such Patents.
          1.37.2 “XenoPort Intermediate Patent(s)” shall mean the Patents owned or Controlled by XenoPort or its Affiliates as listed on Exhibit 1.37.2, together with all additions, divisions, continuations, substitutions, re-issues, re-examinations, extensions, registrations, patent term extensions, supplemental protection certificates and renewals of any such Patents.
     1.38 “XenoPort Product” shall mean any pharmaceutical product containing the Compound, alone or in combination with one or more other active pharmaceutical ingredients, in any dosage form or formulation.
     1.39 “XenoPort Product Approval Date” shall mean the date on which Marketing Approval for the First XenoPort Product in the Territory is obtained.
     1.40 Additional Definitions. Each of the following terms shall have the meaning described in the corresponding section of this Agreement below.

Term	Section Defined	Term	Section Defined

Agreement	Introduction	[... * ...]	9.2.4
Commercial Milestones	6.2.2(b)	Joint	3.2.1
		Commercialization
		Committee / JCC
Commercialization Plan	5.1.2	Joint Development	3.1.1
		Committee / JDC
Committee	3.3.1	Joint Patent	10.1.1
Compound Improvements	10.1.2(b)	Liabilities	16.1
Compound Improvement	10.2.1	Loss of Exclusivity	6.2.2(a)(ii)
Patents
Confidential Information	12.1	Negotiation Period	5.4.2
Cooperating Party	12.5	Option Notice	5.4.1
Co-Promotion Agreement	5.4.2	Pharmaco-Vigilance	4.7.1
		Agreement

*	Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Term	Section Defined	Term	Section Defined
Co-Promotion Field	5.4	Product Infringement	10.4.1
		Actions
Co-Promotion Partner	5.4.1(b)(ii)	Product Materials	14.2.6
Damages	10.4.4(c)	Prosecution and	10.2.1
		Maintenance
Development Plan	4.1.1	Requesting Party	12.5
Dispute	17.1	Royalty Transition Date	6.3.1(a)(ii)
Effective Date	Introduction	Selling Party	1.20
Election Notice	5.4.2	[... * ...]	3.5
[... * ...]	3.5	[... * ...]	10.4.4(a)
First Xanodyne Product	6.2.2(a)(i)	Supply Transition Date	9.1
First XenoPort Product	6.2.2(a)(i)	Supply Transition Plan	9.1
Generic Product	6.4.2(c)	Third Party Claim	16.1
ICH	4.7.1	Third Party Royalties	6.4.1
[... * ...]	6.4.2(a)	Wind-down Period	14.2.1(b)
Improvements	10.1.2(d)	Withdrawal Notice	3.3.2
Improvement Patents	10.1.2(d)	Xanodyne	Introduction
Increased Royalty	6.3.1(a)(ii)	Xanodyne Indemnitees	16.2
Commencement Date
Indemnitee	16.3	Xanodyne Product	6.3.1(a)(i)
		Approval Date
Indemnitor	16.3	Xanodyne Product	4.1.1
		Development Plan
Infringement	10.3.1	XenoPort	Introduction
Infringement Actions	10.4.1	XenoPort Indemnitees	16.1
Intermediate Infringement Actions	10.4.1	XenoPort Product Development Plan	4.1.1
JAMS	17.3.1	XenoPort Supply Costs	9.2.2(b)
[... * ...]	9.2.4	XP21510	1.5
ARTICLE 2
GRANT OF LICENSE
     2.1 License. Subject to the terms and conditions of this Agreement, XenoPort hereby grants to Xanodyne during the term of this Agreement:
          2.1.1 an exclusive license under the XenoPort Compound Patents, XenoPort Know-How and Compound Improvement Patents to develop, use, import, offer for sale, sell, market, distribute and promote the Compound, alone or as incorporated into a XenoPort Product, for all Indications in the Territory; and
          2.1.2 a non-exclusive license under the XenoPort Compound Patents, the XenoPort Know-How and Compound Improvement Patents: (a) to develop or have developed the Compound, alone or as incorporated into a XenoPort Product, outside the Territory; and/or (b) to manufacture or have manufactured the Compound and/or the XenoPort Products within or outside the Territory solely: (i) for development of the Compound, alone or as incorporated into a XenoPort Product, in or outside the Territory; and (ii) for use, import, offer for sale, and sale of the Compound, alone or as

*	Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

incorporated into a XenoPort Product, in the Territory; provided however that, in each case, the grant of such license to develop or have developed the Compound, alone or as incorporated into a XenoPort Product, outside the Territory shall exclude the right to conduct any clinical trials; and
          2.1.3 a non-exclusive license under the XenoPort Intermediate Patents: (a) to make, have made or use the Intermediate; and (b) to practice any method, process or procedure to make, have made or use the Intermediate, within or outside the Territory (i.e., worldwide), in each case solely for the purpose of manufacturing or having manufactured the Compound for use, import, offer for sale and sale of the Compound, alone or as incorporated into a XenoPort Product, in the Territory.
          2.1.4 The rights and licenses in Section 2.1.1 shall be exclusive even as to XenoPort, except with respect to: (a) the development (excluding performing and having performed clinical trials), manufacture, import, and use as necessary for such development, manufacture and import, of the Compound and/or XenoPort Products; (b) all scientific, medical, technical, regulatory and/or other information relating to the Intermediate comprising XenoPort Know-How; and (c) XenoPort’s rights to co-promote the XenoPort Products in accordance with any Co-Promotion Agreement executed by the Parties pursuant to Section 5.4. The rights and licenses in Sections 2.1.2 and 2.1.3 shall be non-exclusive and Xanodyne’s exercise of such right and license shall be subject to the Parties’ agreement with respect to supply by XenoPort to Xanodyne of the Compound prior to the Supply Transition Date pursuant to Article 9 below.
     2.2 Affiliates; Sublicenses. Xanodyne shall have the right to exercise the license granted under Section 2.1 through its Affiliates solely for so long as such entity remains an Affiliate of Xanodyne, and Xanodyne shall remain responsible for the compliance of such Affiliate with the applicable terms of this Agreement. Xanodyne shall not otherwise have the right to grant sublicenses under its rights under Section 2.1 without the prior written consent of XenoPort, [... * ...] provided that, notwithstanding the foregoing, [... * ...] in accordance with [... * ...] provided further that, it is understood [... * ...], to the extent applicable. For the purposes of this Agreement, a “sublicense” shall mean an agreement or arrangement between Xanodyne and an Affiliate or a Third Party to whom Xanodyne grants a right to market, distribute and/or promote the Compound or any XenoPort Product in the Territory.
     2.3 Activities Outside the Territory. Xanodyne agrees that neither it, nor any of its Affiliates, will: (a) file for Marketing Approval with respect to, market, distribute, promote or sell the Compound or any XenoPort Product anywhere in the world, except in the Territory, and, within the Territory, only in accordance with and under this Agreement; and (b) import to, or export from, the Territory the Compound and/or XenoPort Products except for the purposes of conducting development activities and/or manufacturing Compound and/or XenoPort Products, in each case, only in accordance with this Agreement. Xanodyne agrees that neither it, nor any of its Affiliates, will use or otherwise exploit XenoPort Patents and/or XenoPort Know-How, except as licensed in this Agreement.
     2.4 No Other Rights. Except for the rights and licenses expressly granted in this Agreement, XenoPort retains all rights under its intellectual property, and no additional rights shall

*	Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

be deemed granted to Xanodyne by implication, estoppel or otherwise. For clarity, the licenses and rights granted in this Agreement shall not be construed to convey any licenses or rights under the XenoPort Patents with respect to any active pharmaceutical ingredient other than Compound(s).
ARTICLE 3
GOVERNANCE
     3.1 Joint Development Committee.
          3.1.1 Establishment. [... * ...] XenoPort and Xanodyne shall establish a development committee (“Joint Development Committee” or “JDC”) to monitor the progress of the development activities against the Development Plan for the Products for all Indications in the Territory and, to the extent Xanodyne is permitted to conduct development activities outside the Territory in accordance with Section 2.1, outside the Territory.
          3.1.2 Duties. The JDC shall:
               (a) Review and approve the Development Plan in accordance with Section 4.1;
               (b) Subject to, and within the parameters of, the Development Plan;
                    (i) Monitor the progress of the development activities against the Development Plan (including, review of the conduct of clinical trials conducted pursuant to the Development Plan); and
                    (ii) Approve certain regulatory matters as provided in Section 4.4.2 below;
               (c) Facilitate the exchange of Data and other information and/or materials between the Parties to the extent relating to the XenoPort Products; and
               (d) Perform such other duties as are specifically assigned to the JDC in this Agreement or otherwise agreed in writing by the Parties.
     3.2 Joint Commercialization Committee.
          3.2.1 Establishment. [... * ...] XenoPort and Xanodyne shall establish a joint commercialization committee (“Joint Commercialization Committee” or “JCC”) to monitor the progress of the commercialization, marketing and promotion activities against the Commercialization Plan.
          3.2.2 Duties. The JCC shall:
               (a) Review the Commercialization Plan developed in accordance with Section 5.1.2;

*	Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

               (b) Subject to, and within the parameters of, the Commercialization Plan, monitor the commercialization, marketing and promotion activities against the Commercialization Plan; and
               (c) Perform such other duties as are specifically assigned to the JCC in this Agreement or otherwise agreed in writing by the Parties.
     3.3 Committee Membership.
          3.3.1 Committee Membership. The JDC and JCC (each, a “Committee”) shall each be composed of an equal number of representatives from each of Xanodyne and XenoPort, selected by such Party. Unless the Parties otherwise agree, the exact number of representatives for each of Xanodyne and XenoPort shall be three (3) representatives, and at least one (1) from each Party shall be [... * ...]. Either Party may replace its respective Committee representatives at any time with prior written notice to the other Party; provided that the criteria for composition of each Committee set forth in the preceding sentence continues to be satisfied following any such replacement of a Party’s representative on any such Committee. Each Committee will be chaired by a Xanodyne representative [... * ...] and Xanodyne may, from time to time and in its sole discretion, change the representative who serves as the chairperson of any Committee with prior written notice to XenoPort.
          3.3.2 Withdrawal from Committees. Notwithstanding Sections 3.1, 3.2 and 3.3.1 above, it is understood that XenoPort’s participation in any Committee is not an obligation of, or a deliverable to be provided by, XenoPort under this Agreement and that such participation is a right of XenoPort that XenoPort may exercise or waive, in its discretion. At any time during the term of the Agreement and for any reason, XenoPort shall have the right to withdraw from participation in one (1) or more Committees upon written notice to Xanodyne, which notice shall be effective immediately upon receipt (“Withdrawal Notice”). Following the issuance of a Withdrawal Notice and subject to this Section 3.3.2, XenoPort’s representatives to the applicable Committee(s) shall not participate in any meetings of such Committee(s), nor shall XenoPort have any right to vote on decisions within the authority of such Committee(s). If, at any time, following the issuance of a Withdrawal Notice, XenoPort wishes to resume participation in such Committee(s), XenoPort shall notify Xanodyne in writing and, thereafter, XenoPort’s representatives to such Committee(s) shall be entitled to attend any subsequent meeting of such Committee(s) and to participate in the activities of, and decision-making by, such Committee(s) as provided in this Article 3 as if a Withdrawal Notice had not been issued by XenoPort pursuant to this Section 3.3.2. Following XenoPort’s issuance of a Withdrawal Notice pursuant to this Section 3.3.2, unless and until XenoPort resumes participation in the applicable Committee(s) in accordance with this Section 3.3.2: (a) all meetings of such Committee(s) shall be held at Xanodyne’s facilities; (b) Xanodyne shall have the right to make the final decision on all matters within the scope of authority of such Committee(s); and (c) XenoPort shall have the right to continue to receive the minutes of such Committee meetings, but shall not have the right to approve the minutes for any such Committee meeting held after XenoPort’s issuance of a Withdrawal Notice. For clarity, XenoPort’s election to withdraw from participation in any or all Committees shall not constitute a breach of this Agreement by XenoPort.

*	Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

     3.4 Committee Meetings. The JDC and, from and after such time as is appropriate, the JCC, shall meet at least twice each calendar year, or more or less often as otherwise agreed to by the Parties. All Committee meetings may be conducted by telephone, video-conference or in person (subject to the requirement below) as reasonably determined by the chairperson of the applicable Committee; provided, however, that each Committee shall meet in person at least once each calendar year, unless the Parties mutually agree to meet by alternative means. Unless otherwise agreed by the Parties, all in-person Committee meetings shall be held on an alternating basis between XenoPort’s facilities and Xanodyne’s facilities. Each Party shall bear its own personnel and travel costs and expenses relating to Committee meetings. With the consent of the Parties (not to be unreasonably withheld or delayed), other employee representatives of the Parties may attend any Committee meeting as non-voting observers. Minutes of each Committee meeting will be prepared by the chairperson and distributed to the members of the applicable Committee for review and comment within twenty (20) days after each meeting of the applicable Committee, and will be approved as the first order of business at the immediately succeeding meeting of such Committee.
     3.5 Decision-Making. Decisions of each Committee shall be made by [... * ...]. Subject to Section 3.3.2, in the event the JDC or the JCC fails to reach [... * ...] with respect to a particular matter within its authority, then the [... * ...] shall have the right to [... * ...] on any such matter before the JDC or JCC, except that the [... * ...] with respect to the following matters: [... * ...]. If the JDC fails to reach [... * ...] with respect to any of the matters described [... * ...] above, [... * ...] have such matter [... * ...]. [... * ...] shall meet [... * ...] to resolve such matter. If, [... * ...] to resolve such matter [... * ...], the Parties shall resolve the matter in accordance with the provisions of Section 17.3.
     3.6 Scope of Governance. Notwithstanding the creation of the JDC and JCC, each Party shall retain the rights, powers and discretion granted to it hereunder, and no Committee shall be delegated or vested with rights, powers or discretion unless such delegation or vesting is expressly provided herein, or the Parties expressly so agree in writing. No Committee shall have the power to amend or modify this Agreement, and no decision of any Committee shall be in contravention of any terms and conditions of this Agreement. It is understood and agreed that issues to be formally decided by the JDC and, if applicable, the JCC are only those specific issues that are expressly provided in this Agreement to be decided by the JDC and JCC, as applicable.

*	Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

ARTICLE 4
DEVELOPMENT
     4.1 Development Plan.
          4.1.1 Initial Development Plans. An initial development plan for the Compound and XenoPort Products is attached to this Agreement as Exhibit 4.1 (“XenoPort Product Development Plan”) and sets forth the development activities to be conducted in the Territory and, to the extent permitted in accordance with Section 2.1, the development activities to be conducted outside the Territory for the Compound and XenoPort Products. Within [... * ...] following the Effective Date, Xanodyne shall provide to XenoPort an initial development plan for the Xanodyne Product, which shall set forth the development activities to be conducted for the Xanodyne Product (“Xanodyne Product Development Plan”). Upon receipt by XenoPort, the Xanodyne Product Development Plan shall be deemed to be incorporated into this Agreement and, upon request by either party, Exhibit 4.1 shall be updated to include the initial Xanodyne Product Development Plan. For the purposes of this Agreement, the XenoPort Product Development Plan and the Xanodyne Product Development Plan shall be referred to collectively as the “Development Plan”.
          4.1.2 JDC Approval of Development Plan. Within [... * ...] following the Effective Date, Xanodyne will prepare and provide to the JDC an expanded Development Plan, which shall be consistent with the initial XenoPort Product Development Plan and Xanodyne Product Development Plan and shall include details relating to those items described in sub-paragraphs (i) to (viii) of the last sentence of this Section 4.1.2 to the extent such information is applicable and available to Xanodyne as of such date. Within [... * ...] following the Effective Date, the JDC shall review the details of such expanded Development Plan and approve the details of such Development Plan to the extent applicable to the Compound and/or XenoPort Products only. For the purpose of clarity, Xanodyne agrees that the scope of the Development Plan shall include, or shall be updated promptly to include, the following details, as and when such information becomes applicable and available to Xanodyne during the development of the Compound and Products: [... * ....].
          4.1.3 Changes to the Development Plan. The JDC shall review the Development Plan on an ongoing basis, and in no event less frequently than [... * ...] each calendar year. The JDC may propose revisions to the then-current Development Plan to the extent related to the development activities for XenoPort Products; provided, however, the aspects of the Development Plan relating to [... * ...]. Any changes to the Development Plan related to the development activities for the [... * ...]; provided, however, that, [... * ...] on such proposed changes, [... * ...]. For the sake of clarity, [... * ...].

*	Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

     4.2 Development Activities in the Territory.
          4.2.1 Responsibility. Xanodyne shall, at its expense, be responsible for all preclinical, clinical and other development activities required to obtain Marketing Approval for the Products in the Territory. Xanodyne shall carry out all activities in accordance with the provisions of this Agreement, and Xanodyne shall use Commercially Reasonable Efforts (i) to carry out all such activities in accordance with the then-current Development Plan and (ii) to achieve the goals of the then-current Development Plan with respect to the Compound and the XenoPort Products in accordance with the timelines specified therein. Xanodyne shall keep XenoPort reasonably informed as to the progress of its development and regulatory activities relating to the Compound and each XenoPort Product in the Territory, by way of updates to the JDC at its meetings, and as otherwise reasonably requested by XenoPort.
          4.2.2 Conduct of Activities. Xanodyne shall conduct the activities under the Development Plan in compliance in all material respects with all applicable laws, rules and regulations and in accordance with good scientific and clinical practices, applicable under the laws and regulations within the portion of the Territory in which such activities are conducted.
     4.3 Development Activities Outside the Territory. Except for those development activities conducted by Xanodyne or its Affiliates outside the Territory in accordance with this Agreement, XenoPort, or its Affiliates and/or other licensee(s), shall be responsible for all development and regulatory activities for the Compound and XenoPort Products outside the Territory. XenoPort agrees to keep Xanodyne reasonably informed as to the progress of its and/or (to the extent it is able to do so) its other licensees’ clinical development and regulatory activities relating to the Compound and XenoPort Products outside the Territory by way of updates to the JDC at its meetings and as otherwise reasonably requested by Xanodyne. Except to the extent development activities are permitted to be conducted by Xanodyne or its Affiliates outside the Territory in accordance with this Agreement, it is understood and agreed that all development efforts for the Compound and XenoPort Products outside the Territory shall be at the sole cost and expense of XenoPort, its Affiliates or its other licensee(s).
     4.4 Regulatory Matters.
          4.4.1 Responsibility for Regulatory Filings. Xanodyne shall be responsible, at its expense, for filing, obtaining and maintaining approvals for the development and commercialization of the Products for all Indications in the Territory, including any such IND, NDA or Marketing Approval by the FDA, as well as pricing or reimbursement approvals in the Territory. All such activity shall be reviewed by the JDC, [... * ...]. All such filings will be in the name of Xanodyne.
          4.4.2 Role of the JDC. The JDC shall review the overall strategy and positioning of all material submissions and filings for the Compound and XenoPort Products with the FDA prior to their submission or filing. In connection with such review, Xanodyne shall promptly provide to the JDC all such submissions or filings, and such other information regarding a proposed filing as XenoPort may reasonably request.

*	Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

          4.4.3 Regulatory Cooperation. The Parties shall cooperate with respect to regulatory matters as set forth in this Section 4.4.3. Xanodyne shall be responsible for liaising with and managing all interactions with Regulatory Authorities in the Territory with respect to the Compound and Products. Xanodyne shall provide XenoPort with: (a) reasonable advanced notice of substantive meetings with the FDA that are either scheduled with, or initiated by or under the authority of, Xanodyne with respect to the Compound or any XenoPort Product; and (b) an opportunity to have up to [... * ...] XenoPort representatives participate in all substantive meetings with the FDA with respect to the Compound or any XenoPort Product; it being understood that XenoPort’s participation in any FDA meeting is subject to the acceptance by the FDA. In any case, Xanodyne shall keep XenoPort informed as to all material interactions with the FDA with respect to the Compound and Products. Xanodyne will promptly provide XenoPort, upon reasonable request, copies of any documents, reports and communications from or to the FDA relating to the Compound or any Product or any activities under this Agreement.
     4.5 Exchange of Data and Know-How.
          4.5.1 By XenoPort. [... * ...] the Effective Date, XenoPort will make available or provide, as applicable, to Xanodyne, all XenoPort Know-How relating to the Compound in the Territory that is necessary or reasonably useful for Xanodyne to develop and/or commercialize the Compound and XenoPort Products in the Territory, including all Data from any preclinical studies of the Compound, any pre-formulation Data, any formulation Data, and any synthetic process development Data that have been generated or obtained by XenoPort as of the Effective Date.
          4.5.2 By Either Party. During the term of this Agreement, each Party shall make available or provide, as applicable, to the other Party all such Party’s Know-How (i.e., in case of XenoPort, all XenoPort Know-How, and in the case of Xanodyne, all Xanodyne Know-How) that: (a) such Party considers to be necessary or reasonably useful for the other Party to develop and/or commercialize the Compound and XenoPort Products in accordance with this Agreement (in the case of Xanodyne) or for marketing, promotion and/or sale outside of the Territory (in the case of XenoPort); or (b) is reasonably requested by the other Party; in each case, as promptly as possible. The Party providing such Know-How shall provide the same in electronic form to the extent the same exists in electronic form, and shall provide copies as reasonably requested and an opportunity for the other Party or its designee to inspect (and copy) all other materials comprising such Know-How (including for example, original patient report forms and other original source data). The Parties will cooperate and reasonably agree upon formats and procedures to facilitate the orderly and efficient exchange of the XenoPort Know-How and the Xanodyne Know-How pursuant to this Section 4.5.
          4.5.3 Use of Data and Know-How. Xanodyne may not use any XenoPort Data or other XenoPort Know-How: (i) outside the Territory except as may be necessary, as permitted by and in accordance with Sections 2.1 and 9.3, to manufacture the Intermediate, Compound or any XenoPort Product or develop (excluding performing or having performed clinical trials) the Compound or any XenoPort Product; nor (ii) for any products other than the XenoPort Product.

*	Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

          4.5.4 Other Licensees. XenoPort shall [... * ...] to the extent that [... * ...]. It is understood that [... * ...] by XenoPort. However, XenoPort agrees that it [... * ...]. For the purposes of this Section 4.5.4, “data” shall be deemed to refer to data of the type described in paragraphs (a) and (b) of the definition of “Xanodyne Data” in Section 1.8.2 above, and “know-how” shall be deemed to refer to information of the type described in the definition of “Xanodyne Know-How” in Section 1.33 above.
     4.6 Sharing of Regulatory Filings. Without limiting Section 4.5 above, each Party shall permit the other Party to access, and shall provide the other Party with sufficient rights to reference and use in association with exercising its rights and performing its obligations with respect to the Compound and/or XenoPort Products under this Agreement (including the right of XenoPort to commercialize, alone or through its Affiliates and/or licensees, the Compound and XenoPort Products outside the Territory) all of such Party’s and its Affiliates’ Data, regulatory filings and regulatory communications associated with the submissions of INDs, MAAs or other approvals for the Compound and/or XenoPort Products in the Territory. XenoPort shall permit Xanodyne to access, and shall provide Xanodyne with sufficient rights to reference and use in association with Xanodyne’s exercise of its rights and performance of its obligations with respect to the Compound and/or XenoPort Products in the Territory, Data, regulatory filings and regulatory communications, associated with the submissions of INDs, MAAs or approvals for the Compound and/or XenoPort Products outside the Territory to the extent XenoPort has the right to do so. Each Party shall pay the costs and expenses associated with its exercise of the rights granted in this Section 4.6.
     4.7 Reporting; Adverse Drug Reactions.
          4.7.1 Pharmaco-Vigilance Agreement. [... * ...] the Parties shall enter into a pharmaco-vigilance agreement on terms no less stringent than those required by the applicable guidelines of the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use (or, to the extent such organization ceases to exist, any successor or equivalent organization performing similar functions) (“ICH”), including: (i) providing detailed procedures regarding the maintenance of core safety information and the exchange of safety data relating to the Compound and XenoPort Products within appropriate timeframes and in an appropriate format to enable Xanodyne and XenoPort (or its designee) to meet both expedited and periodic regulatory reporting requirements; and (ii) allowing Xanodyne and XenoPort (or its designee) to comply with the reporting requirements of all applicable Regulatory Authorities on a worldwide basis for the reporting of safety data in accordance with standards stipulated in the applicable ICH guidelines, and all applicable regulatory and legal requirements regarding the management of safety data (the “Pharmaco-Vigilance Agreement”).
          4.7.2 Adverse Event Reporting. As between the Parties: (i) Xanodyne shall be responsible for the timely reporting of all ADEs, product quality, product complaints and safety data relating to the Compound and Products to the appropriate Regulatory Authorities in the Territory; and (ii) XenoPort (or its designee) shall be responsible for reporting all ADEs, product quality, product complaints and safety data relating to the Compound and XenoPort Products to the appropriate Regulatory Authorities outside the Territory; all in accordance with the appropriate laws and regulations of the relevant countries and Regulatory Authorities. Until the execution of the

*	Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Pharmaco-Vigilance Agreement, each Party shall keep the other Party informed on a regular basis with listings about any ADEs and/or any pregnancies of which such Party is aware or is informed regarding the use of the Compound or XenoPort Products. Xanodyne shall ensure that its Affiliates comply with such reporting obligations in the Territory, and XenoPort shall ensure that either it or its Affiliates and/or other licensees comply with such reporting obligations outside the Territory.
ARTICLE 5
COMMERCIALIZATION
     5.1 Commercialization of Products in the Territory.
          5.1.1 Xanodyne’s Responsibility. Subject to the terms and conditions set forth in this Agreement, Xanodyne shall be responsible, at its expense, for commercialization, distribution, marketing and promotion of Products in the Territory.
          5.1.2 Commercialization Plan. Following the first Filing of an MAA for the first Xanodyne Product in the Territory, and in any event at least [... * ...] prior to the anticipated first commercial sale of such Xanodyne Product in the Territory, and thereafter not less frequently than [... * ...], Xanodyne shall prepare a plan setting forth the strategic plan for the marketing, promotion, distribution and commercialization of the Products for the Menorrhagia Indication and, to the extent Xanodyne has elected to pursue in the Territory, any Excessive Bleeding Indication and/or any Other Indications in the Territory (“Commercialization Plan”); provided that each Commercialization Plan shall be in reasonable scope and detail and shall include sales forecasts for each Product in the Territory. The Commercialization Plan shall be presented by Xanodyne to the JCC[... * ...]. The JCC shall review the Commercialization Plan periodically and in no event less frequently than [... * ...]. [... * ...] Xanodyne shall keep XenoPort reasonably informed as to the progress of its launch and commercialization activities relating to each Product in the Territory, by way of updates to the JCC at its meeting and as otherwise reasonably requested by XenoPort, but no more often than [... * ...] other than at JCC meetings.
          5.1.3 Conduct of Activities. Unless the Parties execute a Co-Promotion Agreement pursuant to Section 5.4 below, Xanodyne shall carry out, at its expense, all marketing, promotion and commercialization of the XenoPort Products in the Territory consistent with the then-current Commercialization Plan and the provisions of this Agreement.
     5.2 Commercialization Activities Outside the Territory. XenoPort, or its Affiliates and/or other licensee(s), shall be responsible for launching and commercializing the XenoPort Products outside the Territory. XenoPort shall keep Xanodyne reasonably informed as to the progress of its, and/or (to the extent it is able to do so) its other licensees’, launch and commercialization activities relating to the XenoPort Products outside the Territory, by way of updates to the JCC at its meeting and as otherwise reasonably requested by Xanodyne, but no more often than [... * ...] other than at JCC meetings. It is understood and agreed that any and all commercialization efforts for the Compound and XenoPort Products outside the Territory shall be at the sole discretion and expense of XenoPort, its Affiliates or its other licensees.

*	Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

     5.3 Re-importation. Subject to XenoPort’s obligations under Article 9, XenoPort agrees that it shall not, itself or through its Affiliates or Third Parties, develop, commercialize, offer for sale, sell, market, distribute, or promote for use in the Territory a product that contains the Compound. Subject to XenoPort’s obligations under Article 9, XenoPort and/or its Affiliates shall not sell any XenoPort Products to a purchaser outside the Territory if it has knowledge that such purchaser or its transferees are reasonably likely to import such XenoPort Products into the Territory. Similarly, Xanodyne and/or its Affiliates shall not sell any Compound or XenoPort Products to a purchaser if it has knowledge that such purchaser or its transferees are reasonably likely to import such Compound or XenoPort Products outside the Territory. It is understood, however, that the foregoing shall not be deemed to prevent or restrict either Party and its Affiliates (and, if applicable, its licensees) from importing Compound and/or XenoPort Products for use for development activities (excluding clinical trials) in the other Party’s territory and/or for the purpose of manufacturing or having manufactured the Compound and/or XenoPort Products in the other Party’s territory, in each case, in accordance with this Agreement.
     5.4 Co-Promotion Option. This Section 5.4 sets out the terms and conditions of XenoPort’s option to co-promote the Products in the Territory: (a) for each Indication other than the Menorrhagia Indication; and/or (b) to primary care physicians (each, a “Co-Promotion Field”).
          5.4.1 Option Notice.
               (a) Notice of MAA Filing for an Indication other than the Menorrhagia Indication. Xanodyne shall notify XenoPort within [... * ...], and no less than [... * ...], prior to the first Filing of an MAA for a XenoPort Product for each Indication other than the Menorrhagia Indication in the Territory. Together with such notice, Xanodyne shall provide to XenoPort: (i) a copy of the Data package with respect to such Indication to be provided by Xanodyne to the FDA in support of such MAA; and (ii) [... * ...] in the Territory.
               (b) Primary Care Physicians.
                    (i) Without limiting Xanodyne’s obligations under Section 5.4.1(a) above, if at any time during the term of this Agreement, Xanodyne desires to enter into a co-marketing or co-promotion arrangement with respect to the marketing and promotion of any XenoPort Product to primary care physicians in the Territory [... * ...], Xanodyne shall so notify XenoPort in writing [... * ...] with any Third Party with respect thereto. Together with such notice, Xanodyne shall provide to XenoPort [... * ...] in the Territory.
                    (ii) Notwithstanding Section 5.4.1(b)(i) above, Xanodyne shall not be obligated to deliver notice to XenoPort under Section 5.4.1(b)(i) in the circumstances described in this Section 5.4.1(b)(ii). If, prior to [... * ...], Xanodyne has entered into a co-marketing or co-promotion arrangement with a Third Party with respect to the co-marketing and co-promotion to primary care physicians of any Xanodyne Product approved for the Menorrhagia Indication (“Co- Promotion Partner”), Xanodyne may initiate discussions, negotiate and/or offer to such Co-Promotion Partner the right to co-market and co-promote any XenoPort Product approved for the Menorrhagia Indication on terms [... * ...]. If such Co-Promotion Partner agrees in writing with

*	Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Xanodyne to co-market and co-promote such XenoPort Product on such terms, Xanodyne shall not be obligated to issue to XenoPort any notice under Section 5.4.1(b)(i) with respect to such XenoPort Product and XenoPort shall not have an option to co-market and co-promote such XenoPort Product to primary care physicians for so long as the agreement (or any renewal thereof) between Xanodyne and its Co-Promotion Partner is in effect with respect to such XenoPort Product.
     Any notice issued by Xanodyne under Sections 5.4.1(a) or 5.4.1(b)(i) shall be an “Option Notice” for the purposes of this Agreement.
          5.4.2 Election to Negotiate. XenoPort shall have [... * ...] after receiving an Option Notice pursuant to Sections 5.4.1(a) or 5.4.1(b)(i) above, as applicable, to notify Xanodyne in writing that XenoPort is interested in co-promoting the applicable XenoPort Product(s) and Xanodyne Products in the Territory for the applicable Co-Promotion Field (an “Election Notice”). Together with any such Election Notice, XenoPort shall provide to Xanodyne a report of XenoPort’s co-promotion capabilities in the Territory with respect to the applicable Co-Promotion Field in reasonably sufficient detail to demonstrate that XenoPort has, or will have, reasonably sufficient commercialization capabilities to co-promote such XenoPort Product(s) and, if applicable, Xanodyne Products in the Territory in the applicable Co-Promotion Field. Promptly upon receipt of an Election Notice, and in no event more than [... * ...] following the date of such Election Notice, [... * ...], Xanodyne shall provide XenoPort with a term sheet outlining the economic and other relevant terms of such co-promotion, and the Parties shall negotiate in good faith towards mutually acceptable terms and conditions on which XenoPort may co-promote such XenoPort Product(s) and, if applicable, Xanodyne Products in the Territory in the applicable Co-Promotion Field. During such negotiations, Xanodyne shall promptly provide to XenoPort such additional information regarding the commercialization of such XenoPort Product(s) and, if applicable, Xanodyne Products in the Territory in the applicable Co-Promotion Field as is reasonable and customary in due diligence reviews for prospective co-marketing and/or co-promotion arrangements. If the Parties agree on such terms, the Parties shall prepare and execute a definitive agreement setting forth the agreed terms (a “Co-Promotion Agreement”). If XenoPort fails to issue an Election Notice within [... * ...] after receiving an Option Notice for a particular Co-Promotion Field or, if Xanodyne provided to XenoPort a term sheet within the [... * ....] period specified above and the Parties have not entered into a Co-Promotion Agreement within [... * ...] after the date of such Election Notice (“Negotiation Period”), then Xanodyne shall be free to commercialize such XenoPort Product(s) in the Territory in the applicable Co-Promotion Field alone, or to initiate negotiations with a Third Party with respect to rights to co-market and co-promote such XenoPort Product(s) in the Territory in such Co-Promotion Field.

*	Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

          5.4.3 Additional Matters.
               (a) It is understood that XenoPort’s rights under this Section 5.4 to elect to co-promote the XenoPort Products and, if applicable, Xanodyne Products in the Territory in each Co-Promotion Field are cumulative and that the obligations imposed on Xanodyne in this Section 5.4 shall continue to apply for a particular Co-Promotion Field, even if XenoPort has exercised its option hereunder with respect to any other Co-Promotion Field.
               (b) Notwithstanding Section 5.4.3(a) above, if prior to the issuance of any Election Notice with respect to a particular Co-Promotion Field pursuant to Section 5.4.2 above, the Parties have already executed a Co-Promotion Agreement with respect to any other Co-Promotion Field, the Parties may mutually agree not to execute an additional Co-Promotion Agreement but rather to amend such existing Co-Promotion Agreement to include economic and other appropriate terms with respect to the co-promotion of the XenoPort Products and, if applicable, Xanodyne Products in the Territory for such additional Co-Promotion Field.
               (c) It is further understood that nothing in this Section 5.4 shall be deemed to modify, amend or extend the license and other rights granted to Xanodyne under Article 2 to develop or commercialize the Compound and XenoPort Products.
ARTICLE 6
PAYMENTS AND ROYALTIES
     6.1 Initial License Fee. Xanodyne shall pay to XenoPort an initial license fee of Twelve Million Dollars ($12,000,000) in two installments, as follows:
          6.1.1 Six Million Dollars ($6,000,000) within ten (10) days following the Effective Date; and
          6.1.2 Six Million Dollars ($6,000,000) on or before the twelve (12) month anniversary of the Effective Date.
     The initial license fee set forth in this Section 6.1 shall be paid in accordance with the payment provisions of Article 7 and shall not be refundable or creditable against any future milestone payments, royalties or other payments by Xanodyne to XenoPort under this Agreement.

*	Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

     6.2 Milestones.
          6.2.1 Milestone Payments. In addition, Xanodyne shall pay to XenoPort the milestone payments set forth below following the first achievement by Xanodyne or any of its Affiliates in the Territory of the corresponding milestone below, in accordance with this Section 6.2 and the payment provisions in Article 7:

Milestone Event		Milestone Payment

1.	[... * ...] by [... * ...] the [... * ...] in the Territory:	$[... * ...]

2.	[... * ...] with [... * ...]	$[... * ...]

3.	[... * ...] in the Territory for the [... * ...]:	$[... * ...]

4.	[... * ...] in the Territory for the [... * ...]:	$[... * ...]

5.	[... * ...] in the Territory:	$[... * ...]

6.	[... * ...] for the [... * ...] in the Territory:	$[... * ...]

7.	[... * ...] in the Territory:	$[... * ...]

8.	Additional Milestones for [... * ...] in the Territory [... * ...] in the Territory:

	(a) [... * ...] in the Territory [... * ...] in the Territory:	$[... * ...]

	(b) The [... * ...] in the Territory provided that [... * ....] in the Territory as of such date:	$[... * ...]

9.	A one time payment for the first time Annual Net Sales of the XenoPort Products or Products, as applicable and as further described in Section 6.2.2(b) below, exceed [... * ...] Dollars [... * ...] after receipt of Marketing Approval for the First XenoPort Product in the Territory:	$[... * ...]

10.	A one time payment for the first time Annual Net Sales of the XenoPort Products or Products, as applicable and as further described in Section 6.2.2(b) below, exceed [... * ...] Dollars [... * ...] after receipt of Marketing Approval for the First XenoPort Product in the Territory:	$[... * ...]

*	Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Milestone Event		Milestone Payment

11.	A one time payment for the first time Annual Net Sales of the XenoPort Products or Products, as applicable and as further described in Section 6.2.2(b) below, exceed [... * ...] Dollars [... * ...] after receipt of Marketing Approval for the First XenoPort Product in the Territory:	$[... * ...]

12.	A one time payment for the first time Annual Net Sales of the XenoPort Products or Products, as applicable and as further described in Section 6.2.2(b) below, exceed [... * ...] Dollars [... * ...] after receipt of Marketing Approval for the First XenoPort Product in the Territory:	$[... * ...]
          6.2.2 Certain Terms.
               (a) Definitions. For the purposes of this Article 6:
                    (i) The “First XenoPort Product” and “First Xanodyne Product” shall mean the first XenoPort Product or first Xanodyne Product, as applicable, to achieve such milestone; and
                    (ii) “Loss of Exclusivity” shall mean expiration of the period for which the applicable Product has marketing exclusivity pursuant to 21 C.F.R §314.108.
               (b) Calculation of Commercial Milestones. The Milestones specified as 9 through 12 in Section 6.2.1 above are referred to in this Agreement as the “Commercial Milestones”. For the purposes of determining whether any of the Commercial Milestones are achieved in the calendar year in which the XenoPort Product Approval Date occurs or the first full calendar year thereafter, only the Annual Net Sales of the XenoPort Products shall be used to determine whether any of the Commercial Milestones are achieved. In the second full calendar year after the XenoPort Product Approval Date and each calendar year thereafter, Annual Net Sales of both the Xanodyne Products and the XenoPort Products shall be used to determine whether any of the Commercial Milestones are achieved.
          6.2.3 Skipped Milestone Payment. If, upon the first achievement of [... * ...], the amounts corresponding to [... * ...], then such milestone(s) [... * ...]. Similarly, if, upon the first achievement of [... * ...], the amounts corresponding to [... * ...], then such previous milestone(s) [... * ...].
          6.2.4 Reports and Payments. Except [... * ...], Xanodyne shall notify XenoPort in writing [... * ...] after the achievement of each milestone set forth in Section 6.2.1 by Xanodyne or any of its Affiliates, and each such notice shall be accompanied by the appropriate milestone payment. With respect to [... * ...], XenoPort shall [... * ...] and the corresponding milestone payment [... * ...] that such milestone has been achieved. Any milestone payable by Xanodyne pursuant to this Section 6.2 shall be made no more than once with respect to the achievement of each

*	Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

milestone set forth in Section 6.2.1 and in no event shall the aggregate amount to be paid by Xanodyne under this Section 6.2 exceed One Hundred Thirty Five Million Dollars ($135,000,000). For the avoidance of doubt, each milestone payment set forth in this Section 6.2 shall not be refundable and shall not be creditable against future milestone payments, royalties or other payments to XenoPort under this Agreement.
     6.3 Royalty Payments. Subject to the terms and conditions of this Agreement, in further consideration of the license and rights granted by XenoPort to Xanodyne under this Agreement, Xanodyne shall pay to XenoPort royalties on the Net Sales of Products in the Territory as set forth in this Section 6.3.
          6.3.1 Prior to [... * ...] of the Increased Royalty Commencement Date.
               (a) Royalty Rates for Xanodyne Products.
                    (i) Upon receipt of Marketing Approval for the First Xanodyne Product in the Territory (the “Xanodyne Product Approval Date”) and prior to the Increased Royalty Commencement Date (as defined in Section 6.3.1(a)(ii) below), Xanodyne shall pay to XenoPort royalties at the rates set out below on Net Sales of Xanodyne Products in the Territory:

Annual Net Sales of Xanodyne Products	Royalty Rate

Portion of Annual Net Sales of Xanodyne Products up to and including [... * ...] Dollars [... * ...]	[... * ...]%

Portion of Annual Net Sales of Xanodyne Products in excess of [... * ...] Dollars [... * ...] up to and including [... * ....] Dollars [... * ...]	[... * ...]%

Portion of Annual Net Sales of Xanodyne Products in excess of [... * ...] Dollars [... * ...]	[... * ...]%
Example: If Xanodyne has Annual Net Sales of Xanodyne Products in
the Territory equal to [... * ...], the royalty due to XenoPort would be calculated as follows
[... * ...]% of [... * ...] = [... * ...]
[... * ...]% of [... * ...] = [... * ...]
[... * ...]% of [... * ...] = [... * ...]
The total royalty due XenoPort would be [... * ...] (which is the sum of [...
* ...] and [... * ...] and [... * ...]

*	Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

                    (ii) Commencing on [... * ...] (the “Royalty Transition Date”; the date which is the earlier of the XenoPort Product Approval Date or the Royalty Transition Date shall be referred to as the “Increased Royalty Commencement Date”), Xanodyne shall pay to XenoPort royalties on the Net Sales of Xanodyne Products in the Territory as follows:
                         (A) Beginning on the Increased Royalty Commencement Date and [... * ...], the royalty rates set forth in the table in Section 6.3.1(a)(i) above shall each be increased by [... * ...] from the original rate; i.e., the applicable rates during such [... * ...] period shall be [... * ....], respectively, for the corresponding tiers of Annual Net Sales of Xanodyne Products; and
                         (B) Beginning on [... * ...] of the Increased Royalty Commencement Date, the royalty rates set forth in the table in Section 6.3.1(a)(i) above shall each be increased by [... * ...] from the original rate; i.e., the applicable rates during such [... * ...] period shall be [... * ...], respectively, for the corresponding tiers of Annual Net Sales of Xanodyne Products.
          (b) Royalty Rates for XenoPort Products. To the extent applicable, commencing on the XenoPort Product Approval Date, and ending on [... * ...] of the Increased Royalty Commencement Date, Xanodyne shall pay to XenoPort royalties at the rates set out below on Net Sales of XenoPort Products in the Territory:

Annual Net Sales of XenoPort Products	Royalty Rate

Portion of Annual Net Sales of XenoPort Products up to and including [... * ...] Dollars [... * ...]	[... * ...]%

Portion of Annual Net Sales of XenoPort Products in excess of [... * ...] Dollars [... * ...] up to and including [... * ...] Dollars [... * ...]	[... * ...]%

Portion of Annual Net Sales of XenoPort Products in excess of [... * ...] Dollars [... * ...] up to and including [... * ...] Dollars [... * ...]	[... * ...]%

Portion of Annual Net Sales of XenoPort Products in excess of [... * ...] Dollars [... * ...] up to and including [... * ...] Dollars [... * ...]	[... * ...]%

Portion of Annual Net Sales of XenoPort Products in excess of [... * ...] Dollars [... * ...]	[... * ...]%
               (c) Royalty Term.

*	Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

                    (i) Subject to Section 6.3.1(c)(iii) below, Xanodyne’s obligation to pay royalties under Section 6.3.1(a) shall continue on a Xanodyne Product-by-Xanodyne Product basis until [... * ...].
                    (ii) To the extent applicable and subject to Section 6.3.1(c)(iii) below, Xanodyne’s obligation to pay royalties under Section 6.3.1(b) shall continue on a XenoPort Product-by-XenoPort Product basis until [... * ...].
                    (iii) Xanodyne’s obligations to pay royalties under this Section 6.3.1 shall terminate on [... * ...] of the Increased Royalty Commencement Date, and thereafter no royalty payments shall be due with respect to Products in the Territory under this Section 6.3.1; it being understood that royalties on such Products may continue to be payable in accordance with Section 6.3.2 on and from [... * ...] of the Increased Royalty Commencement Date.
          6.3.2 On and From [... * ...] of the Increased Royalty Commencement Date.
               (a) Royalty Rates. On and from [... * ...] of the Increased Royalty Commencement Date, Xanodyne shall pay to XenoPort royalties at the rates set forth below on Net Sales of Xanodyne Products or Products (i.e., Xanodyne Products and XenoPort Products), as applicable, in the Territory:

Annual Net Sales of Products	Royalty Rate

Portion of Annual Net Sales of Products up to and including [... * ...] Dollars [... * ...]	[... * ...]%

Portion of Annual Net Sales of Products in excess of [... * ...] Dollars [... * ...] up to and including [... * ...] Dollars [... * ...]	[... * ...]%

Portion of Annual Net Sales of Products in excess of [... * ...] Dollars [... * ...] up to and including [... * ...] Dollars [... * ...]	[... * ...]%

Portion of Annual Net Sales of Products in excess of [... * ...] Dollars [... * ...] up to and including [... * ...] Dollars [... * ...]	[... * ...]%

Portion of Annual Net Sales of Products in excess of [... * ...] Dollars [... * ...]	[... * ...]%
Example: If Xanodyne has Annual Net Sale of Products in the
Territory equal to [... * ...], the royalty due to XenoPort would be calculated as follows:
[... * ...]% of [... * ...] = [... * ...]
[... * ...]% of [... * ...] = [... * ...]
[... * ...]% of [... * ...] = [... * ...]

*	Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

[... * ...]% of [... * ...] = [... * ...]
[... * ...]% of [... * ...] = [... * ...]
The total royalty due XenoPort would be [... * ...] (which is the sum of [... * ...] and [... * ...] and [... * ...] and [... * ...] and [... * ...]
               (b) Royalty Term. Xanodyne’s obligation to pay royalties under Section 6.3.2(a) shall commence on [... * ...] of the Increased Royalty Commencement Date, and shall continue on a Product-by-Product basis until [... * ...].
          6.3.3 Reports and Payments. Commencing upon the first commercial sale of the first Product by or under the authority of Xanodyne or its Affiliates in the Territory, within [... * ....] after the end of each calendar quarter, Xanodyne shall deliver to XenoPort a report setting out in reasonable detail the information necessary to calculate the royalty payments due under this Section 6.3 with respect to Net Sales of the applicable Products made during such calendar quarter, including:
               (a) units of the Products sold by or under the authority of Xanodyne or its Affiliates in the Territory during the relevant calendar quarter;
               (b) gross sales of the Products by or under the authority of Xanodyne or its Affiliates in the Territory in the relevant calendar quarter;
               (c) Net Sales of the Products in the Territory in the relevant calendar quarter;
               (d) all relevant deductions or credits due to Xanodyne in accordance with the terms of this Agreement; and
               (e) the applicable royalty rates used to calculate the royalties payable to XenoPort for such calendar quarter.
     Any amounts due under Section 6.3.1 or Section 6.3.2, as applicable, for such calendar quarter shall accompany such statement.
     6.4 Certain Reductions to Royalties.
          6.4.1 Third Party Royalties. In the event Xanodyne or any of its Affiliates is required to pay to a Third Party royalties or any other amounts under agreements for Patents not licensed under this Agreement or other intellectual property rights not licensed under this Agreement that cover the composition of matter or therapeutic use of the Compound, or that cover all feasible methods to manufacture the Compound (“Third Party Royalties”), then Xanodyne may deduct [... * ...] of the Third Party Royalties from the amounts owed to XenoPort pursuant to Section 6.3.1(b) or 6.3.2 above, as applicable, with respect to Net Sales of XenoPort Products; provided the amounts

*	Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

paid to XenoPort will not be so reduced to less than [... * ...] of the royalties otherwise due pursuant to Section 6.3.1(b) or 6.3.2, as applicable, with respect to Net Sales of XenoPort Products.
          6.4.2 Generic Competition.
               (a) XenoPort Products. On a XenoPort Product-by-XenoPort Product basis if: (i) [... * ...]; (ii) one or more Generic Product(s) is/are being marketed for an approved Indication of such XenoPort Product in the Territory; and (iii) [... * ...] in the aggregate, in the Territory in any calendar quarter determined by [... * ...] and Xanodyne reasonably determines that it is not likely to recover such lost market share; then the royalties payable pursuant to Section 6.3.1(b) or 6.3.2, as applicable, with respect to such XenoPort Product sold in the Territory for such quarter shall thereafter be reduced by [... * ...]. In addition, if (1) the [... * ...] period specified in Section 6.3.2(b)(iii) has expired; (2) paragraphs (i) and (ii) in the preceding sentence are satisfied and (3) [... * ...], in the aggregate, in the Territory in any calendar quarter determined by [... * ...], and Xanodyne reasonably determines that it is not likely to recover such lost market share; then [... * ...] with respect to such XenoPort Product sold in the Territory for such quarter.
               (b) Xanodyne Products. On a Xanodyne Product-by- Xanodyne Product basis if: (i) [... * ...]; (ii) one or more Generic Product(s) is/are being marketed for an approved Indication of such Xanodyne Product in the Territory; and (iii) [... * ...] in the aggregate, in the Territory in any calendar quarter determined by [... * ...] and Xanodyne reasonably determines that it is not likely to recover such lost market share; then [... * ...] with respect to such Xanodyne Product sold in the Territory for such quarter.
               (c) “Generic Product” shall mean a [... * ...] in all respects [... * ...]; (ii) that [... * ...]; (iii) [... * ...] in the Territory by an entity other than Xanodyne or its Affiliates; and (iv) [... * ...].
          6.4.3 Royalty Floor. Except as expressly provided in paragraphs (a) and (b) below, in no event shall the royalties payable by Xanodyne with respect to Net Sales of XenoPort Products after receipt of Marketing Approval for the First XenoPort Product in the Territory be reduced to [... * ...] of the royalty rates set forth in Section 6.3.1(b) or 6.3.2 above, as applicable; provided that: (a) solely for the purposes of any deductions that Xanodyne is entitled to make in accordance with Section 10.3.3(b) below, in no event shall the royalties payable by Xanodyne with respect to Net Sales of XenoPort Products be reduced to [... * ...] of the royalty rates set forth in Section 6.3.1(b) or 6.3.2 above, as applicable; and (b) this Section 6.4.3 shall not limit the application of the last sentence in Section 6.4.2(a), [... * ....].
     6.5 Conflicts of Interest. Xanodyne and its Affiliates shall set prices and discounts for the XenoPort Products in the Territory solely in the interest of the commercial success of such XenoPort Products in the Territory and not for the interest of its other products and services. However, the foregoing shall not be construed to dictate to Xanodyne or its Affiliates any resale prices for the Products in the Territory.

*	Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

ARTICLE 7
PAYMENTS; BOOKS AND RECORDS
     7.1 Payment Method. Unless otherwise expressly stated in this Agreement, all payments under this Agreement shall be made by bank wire transfer in immediately available funds to an account designated by the Party to which such payments are due. All dollar amounts specified in, and all payments made under, this Agreement shall be in U.S. dollars.
     7.2 Late Payments. Any payments or portions thereof due under this Agreement that are not paid by the date such payments are due under this Agreement shall bear interest at a rate equal to: (a) the prime rate as reported by Citibank N.A. on the date such payment is due, plus [... * ....]; or (b) if lower, the maximum rate permitted by applicable law; calculated on the number of days such payment is delinquent, compounded annually and computed on the basis of a three hundred sixty five (365) day year. This shall in no way limit any other remedies available to the Parties.
     7.3 Accounting Matters. In the event that XenoPort is, or reasonably determines that it shall be, unable to recognize any payments hereunder by reason of the Financial Accounting Standards Board, Emerging Issues Task Force No. 00-21, Revenue Arrangements with Multiple Deliverables, or any related accounting principles, the Parties shall cooperate as reasonably necessary and in good faith to allow XenoPort to recognize any such payments in a manner that does not have any material adverse effect on either Party, in exercise of Xanodyne’s reasonable discretion.
     7.4 Records; Inspection.
          7.4.1 Xanodyne. Xanodyne shall keep, and require its Affiliates to keep, complete, true and accurate books of accounts and records for the purpose of determining the amounts payable to XenoPort pursuant to this Agreement. Such books and records shall be kept for at least [... * ....] following the end of the calendar quarter to which they pertain. Such records will be open for inspection during such [... * ...] period by an independent auditor chosen by XenoPort, and reasonably acceptable to Xanodyne, for the purpose of verifying the amounts payable by Xanodyne hereunder. Such inspections may be made no more than once each calendar year, at reasonable times and on reasonable prior written notice. Such records for any particular calendar quarter shall be subject to no more than one inspection. The independent auditor shall be obligated to execute a reasonable confidentiality agreement prior to commencing any such inspection. Inspections conducted under this Section 7.4.1 shall be at the expense of XenoPort, unless a variation or error producing an underpayment in amounts payable exceeding [... * ...] of the amount paid for any period covered by the inspection is established, in which case, all reasonable costs relating to the inspection for such period and any unpaid amounts that are discovered shall be paid by Xanodyne, together with interest on such unpaid amounts at the rate set forth in Section 7.2 above. If XenoPort has been overpaid by an amount exceeding [... * ...] of the amount due for any period covered by the inspection, then such overpayment less any reasonable expenses related to the inspection shall be a credit against the next royalties owed to XenoPort by Xanodyne. The Parties will endeavor in any such inspection to minimize disruption of Xanodyne’s normal business activities to the extent reasonably practicable.

*	Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

          7.4.2 XenoPort. XenoPort shall keep complete, true and accurate books of accounts and records for the purpose of determining payments due from Xanodyne pursuant to this Agreement (e.g., Cost of Goods). Such books and records shall be kept for at least [... * ...] following the end of the calendar quarter to which they pertain. Such records will be open for inspection during such [... * ...] period by an independent auditor chosen by Xanodyne, and reasonably acceptable to XenoPort, for the purpose of verifying the amounts payable by Xanodyne hereunder. Such inspections may be made no more than once each calendar year, at reasonable times and on reasonable prior written notice. Such records for any particular calendar quarter shall be subject to no more than one inspection. Xanodyne’s independent auditor shall be obligated to execute a reasonable confidentiality agreement prior to commencing any such inspection. Inspections conducted under this Section 7.4.2 shall be at the expense of Xanodyne, unless a variation or error producing an overpayment in amounts payable to XenoPort exceeding [... * ...] of the amount paid for any period covered by the inspection is established in the course of any such inspection, in which case, all reasonable costs relating to the inspection for such period and any overpaid amounts that are discovered shall be paid to Xanodyne by XenoPort, together with interest on such overpaid amounts at the rate set forth in Section 7.2 above. If XenoPort has been underpaid, then Xanodyne shall pay such underpayment to XenoPort. The Parties will endeavor in such inspection to minimize disruption of XenoPort’s normal business activities to the extent reasonably practicable.
ARTICLE 8
DILIGENCE; CERTAIN COVENANTS
     8.1 Commercially Reasonable Efforts of Xanodyne. Xanodyne shall use Commercially Reasonable Efforts to develop, achieve Marketing Approval for, and launch a XenoPort Product for a Menorrhagia Indication in the Territory as soon as practicable, and thereafter to market, promote and sell XenoPort Product(s) and to maximize the Net Sales of XenoPort Products in the Territory. In addition, Xanodyne shall use Commercially Reasonable Efforts to identify Excessive Bleeding Indications for which the Compound and XenoPort Products may provide a tangible benefit over existing therapies that have received Marketing Approval for any such Excessive Bleeding Indication(s) in the Territory and for which a commercially favorable return in the Territory is reasonably possible. Following Xanodyne’s determination in accordance with the preceding sentence that a commercially favorable return in the Territory is reasonably possible for any such Excessive Bleeding Indication(s), and subject to the approval of the JDC (not to be unreasonably withheld), Xanodyne shall use Commercially Reasonable Efforts to develop, achieve Marketing Approval for, and launch a XenoPort Product for such Excess Bleeding Indication(s) in the Territory.
ARTICLE 9
MANUFACTURING AND SUPPLY
     9.1 Transfer of Manufacturing and Supply Responsibilities. [... * ...] following the Effective Date, XenoPort and Xanodyne shall develop and reasonably agree upon a detailed plan (“Supply Transition Plan”) to transfer responsibility for manufacturing and supply of the

*	Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Intermediate (for the purposes of manufacturing or having manufactured the Compound and XenoPort Products in accordance with this Agreement) and the Compound and XenoPort Products for marketing, promotion and/or sale in the Territory to Xanodyne by [... * ...] after the Effective Date (“Supply Transition Date”); provided however that, upon the reasonable written request of Xanodyne, prior to the expiration of such [... * ...] period, such period may be extended for a further [... * ...]; i.e., [... * ...] (in which event, such date shall be deemed to be the Supply Transition Date). XenoPort shall use commercially reasonable efforts and cooperate in good faith with Xanodyne to effect, at Xanodyne’s expense, the transfer of responsibility for the manufacturing and supply of the Intermediate (for the purposes of manufacturing or having manufactured the Compound and XenoPort Products in accordance with this Agreement), the Compound and XenoPort Products for marketing, promotion and/or sale in the Territory to Xanodyne in an orderly manner in accordance with the Supply Transition Plan and the timelines set forth therein. Without limiting the foregoing, the Supply Transition Plan shall include the provision to Xanodyne of all XenoPort Know-How necessary for the manufacture of the Intermediate and/or Compound in accordance with the licenses granted to Xanodyne under this Agreement.
     9.2 Activities Prior to the Supply Transition Date.
          9.2.1 Supplies of the Compound. Upon Xanodyne’s written request, XenoPort shall use commercially reasonable efforts to supply to Xanodyne the Compound for use in connection with the development activities for the Compound and XenoPort Products under this Agreement prior to the Supply Transition Date. It is understood that XenoPort shall provide Xanodyne the Compound in the same form as in use by XenoPort immediately prior to the Effective Date.
          9.2.2 Reimbursement of XenoPort Supply Costs.
               (a) Xanodyne shall reimburse XenoPort the amount of the XenoPort Supply Costs (as defined below) incurred in supplying, or obtaining supply of, the Compound pursuant to Section 9.2.1 above and/or in performing activities pursuant to the Supply Transition Plan. XenoPort will invoice Xanodyne for the XenoPort Supply Costs on a monthly basis, and Xanodyne shall pay XenoPort the applicable amounts within thirty (30) days following the date of each such invoice.
               (b) “XenoPort Supply Costs” shall mean the following costs incurred by XenoPort: (i) the Cost of Goods for quantities of the Compound supplied to Xanodyne pursuant to Section 9.2.1 above; and (ii) [... * ...] Dollars [... * ...] per year per XenoPort FTE on a pro rata basis for each XenoPort FTE performing activities pursuant to the Supply Transition Plan (including, those activities specified in Section 9.2.4 below). For such purposes, “FTE” shall mean a full time equivalent employee (i.e., one fully-committed employee or multiple-partially committed employees aggregating one full-time employee) employed by XenoPort and assigned to perform specified work.
          9.2.3 Forecast. The Development Plan shall include a reasonable forecast, prepared and provided by Xanodyne in good faith, of the quantities of the Compound that will be required by Xanodyne and its Affiliates prior to the Supply Transition Date for use in the development of the Compound and XenoPort Products in accordance with this Agreement. The Development Plan shall

*	Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

specify mutually agreed delivery dates for delivery of the Compound to Xanodyne. Notwithstanding the foregoing, XenoPort shall not have any obligation to supply any quantities of the Compound in excess of the forecasted amounts unless otherwise agreed by XenoPort in writing.
          9.2.4 Further Assistance. Xanodyne acknowledges that, as of the Effective Date, XenoPort is a party to that certain [... * ...] Agreement between XenoPort and [... * ...], effective as of [... * ...], pursuant to which XenoPort may obtain from [... * ...] supplies of the Compound and/or the Intermediate. Until the Supply Transition Date, XenoPort shall have responsibility for the direct management of the arrangements with [... * ...]. XenoPort agrees to [... * ...] (for the purposes of manufacturing or having manufactured the Compound and XenoPort Products in accordance with this Agreement) and/or the Compound. During the term of this Agreement, XenoPort shall provide Xanodyne the ability to reference any Drug Master Files of XenoPort, its Affiliates, or its suppliers regarding the Compound. For the purposes of this Section 9.2.4, “Drug Master File” shall mean a submission to the FDA that may be used to provide confidential detailed information about facilities, processes or articles used in the manufacturing, processing, packaging and storing of a pharmaceutical product.
          9.2.5 Delivery. Compound supplied by XenoPort under this Section 9.2 shall be delivered to Xanodyne [... * ...], or at such other location as the Parties may mutually agree in writing. The title to such Compound shall pass [... * ...].
          9.2.6 Other Matters. XenoPort represents to Xanodyne that the [... * ...] obligates [... * ...] to [... * ...]. XenoPort agrees that it shall not execute any amendment to the [... * ....] that would result in [... * ...].
     9.3 Activities After the Transition of Supply and Manufacturing Responsibilities. On and from the date supply of the Compound for use by, or on behalf of, Xanodyne in the Territory is transferred to Xanodyne (and in any event no later than the Supply Transition Date), Xanodyne shall have the right, subject to the terms and conditions of this Agreement, to manufacture, or have manufactured, the Compound and XenoPort Products and, to practice any method, process or procedure in connection with the manufacture of the Intermediate for the purposes of manufacturing or having manufactured the Compound and the XenoPort Products for use and commercialization in the Territory.
ARTICLE 10
INTELLECTUAL PROPERTY
     10.1 Ownership of Inventions.
          10.1.1 General. As between the Parties: (a) XenoPort shall have sole and exclusive ownership of all right, title and interest in and to all XenoPort Patents and XenoPort Know-How, subject to the rights and licenses granted to Xanodyne under this Agreement; and (b) Xanodyne shall have the sole and exclusive ownership of all right, title and interest in and to all Xanodyne Patents and Xanodyne Know-How, subject to the rights and licenses granted to XenoPort under this Agreement. Title to all inventions and other intellectual property made: (i) solely by Xanodyne

*	Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

personnel in connection with this Agreement shall be owned by Xanodyne; (ii) solely by XenoPort personnel in connection with this Agreement shall be owned by XenoPort; and (iii) made jointly by personnel of XenoPort and Xanodyne in connection with this Agreement shall be jointly owned by Xanodyne and XenoPort (any Patent with respect to such jointly-owned inventions or other intellectual property, a “Joint Patent”). Except as expressly provided in this Agreement, it is understood that neither Party shall have any obligation to obtain any approval of, nor pay a share of the proceeds to, the other Party to practice, enforce, license, assign or otherwise exploit such jointly-owned inventions or intellectual property and each Party hereby waives any right it may have under the laws of any jurisdiction to require such approval or accounting.
     10.1.2 Improvements. Notwithstanding Section 10.1.1 above:
               (a) Disclosure. Xanodyne agrees to disclose to XenoPort all Improvements made by, or under the authority of, Xanodyne in connection with the development and/or commercialization of the Compound and/or any XenoPort Product under this Agreement.
               (b) Ownership. Title to all Improvements, excluding any Improvement directed to any Tools, that relate directly to any Compound, XenoPort Product, Intermediate, and/or any other [... * ...], and/or the formulation, manufacture and/or use of any of the foregoing (collectively, “Compound Improvements”) shall be owned by XenoPort, and Xanodyne hereby assigns to XenoPort all of its right, title and interest in and to any Compound Improvements made by, or under the authority of, Xanodyne, alone or jointly with XenoPort. Xanodyne shall promptly take, or cause to be taken, any and all actions necessary to confirm and/or perfect XenoPort’s rights in and to Compound Improvements.
               (c) License. Xanodyne hereby grants to XenoPort a non-exclusive, worldwide, irrevocable, fully paid-up license, with the right to grant and authorize sublicenses, under any Improvements (other than Compound Improvements or any Improvements directed to any Tools) and Improvement Patents to make, have made, use, offer for sale, sell, import, practice and otherwise exploit the same, subject to the exclusive rights granted to Xanodyne under this Agreement with respect to the Compound and XenoPort Products in the Territory.
               (d) Certain Terms. As used in this Agreement, “Improvements” means any inventions or other intellectual property [... * ...] in connection with development and/or commercialization of the Compound and/or any XenoPort Product under this Agreement that is: (i) applicable to the Compound, any XenoPort Product, [... * ...] and/or (ii) using [... * ...]; and “Improvement Patents” means any Patent claiming or disclosing an Improvement, other than a Compound Improvement.
     10.2 Prosecution and Maintenance of XenoPort Patents and Joint Patents.
          10.2.1 Patents Directed to the Compound, any XenoPort Product and/or Compound Improvements. XenoPort shall control, at its expense, the Prosecution and Maintenance of: (a) the XenoPort Patents as of the Effective Date, or which may be filed after the Effective Date; and (b) any Joint Patents pursuant to Section 10.1 above; and (c) any Patents directed to a Compound

*	Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Improvement (“Compound Improvement Patents”). XenoPort shall: (i) diligently Prosecute and Maintain the XenoPort Patents and Compound Improvement Patents in the Territory and any Joint Patents; (ii) [... * ...]; and (iii) shall [... * ...] described in the preceding subparagraph (ii). If XenoPort determines not to file any Patent, or to abandon any Patent, within the XenoPort Compound Patents or Compound Improvement Patents in the Territory or any Joint Patent, as applicable, XenoPort shall provide Xanodyne with at least [... * ...] written notice of such decision, prior to the deadline for filing any such XenoPort Compound Patent, Compound Improvement Patent or Joint Patent, as applicable, or prior to the date on which such abandonment would become effective. In such event, Xanodyne shall have the right, at its option, to control the Prosecution and Maintenance of such XenoPort Compound Patent, Compound Improvement Patent or such Joint Patent. For the purposes of this Section 10.2, “Prosecution and Maintenance” (including variations such as “Prosecute and Maintain”) shall mean, with respect to a Patent, the preparing, filing, prosecuting and maintenance of such Patent, as well as continuations, divisionals, re-examinations, reissues and requests for patent term extensions and the like with respect to such Patent, together with the conduct of interferences, the defense of oppositions and other similar proceedings with respect to a Patent.
          10.2.2 Xanodyne Patents. Xanodyne shall control, at its expense, the Prosecution and Maintenance of Patents included in the Xanodyne Patents as of the Effective Date, or that may be filed after the Effective Date.
          10.2.3 Cooperation. Each Party shall cooperate with the other Party in connection with all activities relating to the Prosecution and Maintenance of the XenoPort Patents and, if applicable, any Joint Patents and Compound Improvement Patents undertaken by such other Party pursuant to this Section 10.2, including: (a) making available in a timely manner any documents or information such other Party reasonably requests to facilitate such other Party’s Prosecution and Maintenance of the applicable XenoPort Patents, Joint Patents and/or Compound Improvement Patents pursuant to this Section 10.2; and (b) if and as appropriate, signing (or causing to have signed) all documents relating to the Prosecution and Maintenance of any applicable XenoPort Patents, Joint Patents and/or Compound Improvement Patents by such other Party. Each Party shall also promptly provide to the other Party all information reasonably requested by such other Party with regard to such Party’s activities pursuant to this Section 10.2. The Parties shall treat all information of the other Party disclosed to it under this Section 10.2 as Confidential Information of such other Party.
     10.3 Enforcement.
          10.3.1 Notice. In the event that XenoPort or Xanodyne becomes aware of: (a) actual or threatened infringement or misappropriation of any XenoPort Compound Patent or Compound Improvement Patent by the manufacture, sale or use in the Territory of a product comprising a pro-drug of tranexamic acid (an “Infringement”) or (b) actual or threatened infringement or misappropriation of any XenoPort Intermediate Patent, that Party shall promptly notify the other Party in writing.

*	Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

          10.3.2 Actions with Respect to Infringement. Xanodyne shall have the first right, but not the obligation, to bring an enforcement action with respect to an Infringement, at its own expense and using the counsel of its own choice. XenoPort shall have the right, at its own expense, to participate in any such action with counsel of its own choice, subject to Xanodyne’s control. If Xanodyne does not initiate any action against such an Infringement, within [... * ...] of receipt of a request by XenoPort to do so, then XenoPort shall be entitled to initiate infringement proceedings or take other appropriate action against an Infringement at its own expense. The Party conducting such action under this Section 10.3.2 shall have full control over the conduct of such action, including settlement thereof; provided, however, that the Party [... * ...] (including, any [... * ...] within or outside the Territory), [... * ...]. In any event, the Parties shall assist one another and cooperate in any such action, at their own expense, at the other’s reasonable request.
          10.3.3 Recovery.
               (a) Xanodyne and XenoPort agree that any monetary recovery realized from a litigation or settlement thereof by either Party pursuant to Section 10.3.2 shall first [... * ...]. Any excess amount of such a recovery shall [... * ...] in the Territory.
               (b) In the event that: (i) Xanodyne conducts and controls an action with respect to an Infringement pursuant to Section 10.3.2; (ii) [... * ...] from the settlement of such action; and (iii) [... * ...] in accordance with Section 10.3.2 above; then, Xanodyne shall be entitled to [... * ...] associated with such action from the [... * ...] of the XenoPort Products; provided that, upon XenoPort’s reasonable request, Xanodyne shall promptly provide to XenoPort [... * ...]; provided, further, that Xanodyne shall make [... * ...] after the date that a final judgment is awarded or a settlement is executed which is covered by paragraph (ii) above.
          10.3.4 Cooperation. The Parties shall keep one another informed of the status of their respective activities regarding any litigation or settlement thereof pursuant to Section 10.3 and shall assist one another and cooperate in any such litigation at the other’s reasonable request (including joining as a party plaintiff to the extent necessary and requested by the other Party).
     10.4 Third Party Infringement Claims.
          10.4.1 Notice. If the manufacture, use, sale, offer for sale or importation of any Compound or any Product pursuant to this Agreement results in a claim, suit or proceeding alleging patent infringement against XenoPort or Xanodyne (or, to the extent applicable, their respective Affiliates or licensees) (collectively, “Product Infringement Actions”), such Party shall promptly notify the other Party hereto in writing. Similarly, if the manufacture, use, sale, offer for sale or importation of the Intermediate pursuant to this Agreement results in a claim, suit, proceeding alleging patent infringement against XenoPort or Xanodyne (or, to the extent applicable, their respective Affiliates or licensees), such Party shall promptly notify the other Party hereto in writing (collectively, “Intermediate Infringement Actions”). For the purposes of this Section 10.4, an “Infringement Action” shall mean, individually, either a Product Infringement Action or an Intermediate Infringement Action, as applicable, and collectively, Product Infringement Actions and Intermediate Infringement Actions.

*	Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

          10.4.2 Control of Defense. With respect to any Product Infringement Action in the Territory, the Party subject to such Infringement Action shall have the right to direct and control the defense thereof at its own expense with counsel of its choice; provided, however, that the other Party may participate in the defense and/or settlement thereof at its own expense with counsel of its choice. With respect to (a) any Intermediate Infringement Action in or outside of the Territory and (b) any Product Infringement Action outside the Territory related to any Compound or XenoPort Product, XenoPort (or its designee) shall have the sole right to direct and control the defense and/or settlement thereof at its own expense with counsel of its choice; provided that, to the extent Xanodyne is the subject of any such Infringement Action: (i) Xanodyne shall cooperate fully with XenoPort (or its designee) and its legal representatives in any such Infringement Action, as reasonably requested by XenoPort; and (ii) Xanodyne may participate in the defense of any such Infringement Action, at its own expense, with counsel of its choice. In any event, the Party that is controlling the defense of an Infringement Action agrees to keep the other Party hereto reasonably informed of all material developments in connection with any such Infringement Action.
          10.4.3 Product Infringement Actions Involving Any Compound or XenoPort Product. With respect to any Product Infringement Action related to any Compound or XenoPort Product in the Territory, the following provisions shall apply. The Party who is subject to any Product Infringement Action described in the foregoing sentence agrees: (a) [... * ...]; and (b) [... * ....] in such Product Infringement Action, [... * ...]; in each case, [... * ...].
          10.4.4 Damages Reimbursement/Offset.
               (a) With respect to any Intermediate Infringement Action: (i) XenoPort shall [... * ...]; and (ii) Xanodyne may [... * ...] above; provided that [... * ...] and, to the extent such [... * ...], XenoPort shall [... * ...].
               (b) With respect to any Product Infringement Action involving any Compound or XenoPort Product, Xanodyne may, at its option: (i) [... * ...]; or (ii) [... * ...]; provided that the amount of [... * ...].
               (c) As used herein, “Damages” shall mean out-of-pocket costs incurred by Xanodyne with respect to a Product Infringement Action relating to any Compound or XenoPort Product or any Intermediate Infringement Action, including but not limited to: (i) reasonable attorney’s fees; (ii) monetary damages awarded by a court and other liabilities that are part of any final judgment against Xanodyne, and (iii) any monetary amounts paid by Xanodyne in a settlement of the action that are: (A) in the case of an Intermediate Infringement Action, agreed to by XenoPort; or (B) in the case of a Product Infringement Action, approved by XenoPort, such approval not to be unreasonably withheld or delayed.
     10.5 Patent Marking. Xanodyne agrees to mark, and have its Affiliates mark, all patented Products they sell or distribute pursuant to this Agreement in accordance with the applicable patent statutes or regulations in the Territory.

*	Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

ARTICLE 11
TRADEMARKS
     11.1 Product Trademarks. It is the intent of the Parties to develop, to the extent reasonably possible, Product Trademarks that are capable of use on and in connection with the marketing, sale, advertising and/or promotion of the XenoPort Products worldwide. Accordingly, the Parties shall cooperate in good faith to identify, in consultation with the JCC, Product Trademarks for use with each of the XenoPort Products in the Territory, and shall take into account in the selection of such trademarks, the ability to register and otherwise use such trademarks in connection with the XenoPort Products outside the Territory; provided, however, that [... * ...]. In addition, if following the selection of any Product Trademark in accordance with this Section 11.1, XenoPort determines that it is not possible to register or otherwise use such Product Trademark in a particular country outside the Territory, or that the use of such Product Trademark would not be beneficial from a commercial perspective, XenoPort (or its designee) may select an appropriate alternative trademark for adoption in such country. The Parties shall also cooperate and mutually agree upon assignment of responsibility between Xanodyne and XenoPort for the registration of Internet domain names that include or are similar to any Product Trademarks.
     11.2 Ownership. As between the Parties: (a) Xanodyne shall own all right, title and interest in and to the Product Trademark(s) in the Territory and all goodwill from the use of the Product Trademark(s) in the Territory shall vest in and inure to the benefit of Xanodyne; and (b) XenoPort shall own all right, title and interest in and to the Product Trademarks in each country outside the Territory and all goodwill from the use of the Product Trademarks outside the Territory shall vest in and inure to the benefit of XenoPort. Following the selection of any Product Trademark, Xanodyne shall take, or cause to be taken, any and all actions necessary to confirm and/or perfect XenoPort’s rights in and to such Product Trademark outside the Territory, as reasonably requested by XenoPort and at XenoPort’s expense.
     11.3 Registration of Product Trademarks. Xanodyne shall file, register and maintain, for the term of this Agreement, appropriate registrations for the Product Trademark(s) in the Territory, at Xanodyne’s sole expense. XenoPort (or its designee) shall, at its sole expense, file, prosecute and maintain appropriate registrations for the Product Trademarks outside the Territory. Upon XenoPort’s reasonable request, and at XenoPort’s expense, Xanodyne shall cooperate with XenoPort (or its designee) and take such actions as may be reasonably necessary to assist XenoPort (or its designees) in the filing and registration of Product Trademarks in countries outside the Territory. Xanodyne shall not, and shall not authorize any Affiliate or Third Party to: (a) use any Product Trademark in connection with any product other than the XenoPort Products for use within the Territory; nor (b) register, or attempt to register, any trademarks, marks or trade names confusingly similar to any Product Trademark, within or outside of the Territory.
     11.4 Display. Xanodyne shall have the right to determine all packaging materials, labels and promotional materials for the XenoPort Products in the Territory as it considers appropriate, provided that such packaging materials, labels and promotional materials shall display the trade names of both XenoPort and Xanodyne. The trademarks of Xanodyne, trade dress, style of

*	Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

packaging and the like with respect to each XenoPort Product in the Territory shall be determined by Xanodyne in a manner that is consistent with Xanodyne’s standard trade dress and style.
     11.5 Grant of License to XenoPort Trade Name. Subject to the terms and conditions of this Agreement, XenoPort hereby grants to Xanodyne an exclusive license to use the XenoPort trade name in the Territory for the packaging, marketing, distribution, sale and/or promotion of the XenoPort Products in accordance with Section 11.4 above. As between the Parties, XenoPort shall own all right, title and interest in and to the XenoPort trade name and all goodwill from the use of the XenoPort trade name under this Agreement shall vest in and inure to the benefit of XenoPort.
     11.6 Approval of Packaging and Promotional Materials. To the extent necessary to preserve XenoPort’s legal rights in its trade names, Xanodyne shall submit representative promotional materials, packaging and XenoPort Product displaying XenoPort’s trade name to XenoPort for XenoPort’s review and approval prior to the first use of such promotional materials, packaging or XenoPort Product and prior to any subsequent change or addition to such promotional materials, packaging or XenoPort Product; provided that if XenoPort has not responded within [... * ...] after the submission of such promotional materials, packaging or XenoPort Product, XenoPort’s approval will be deemed to have been received.
     11.7 Termination of Trademark License. Xanodyne’s right to use the XenoPort trade name in the Territory shall terminate if Xanodyne’s rights to distribute the XenoPort Products are terminated or expire. Xanodyne shall take all such steps as XenoPort may reasonably request to transfer to XenoPort of all rights, registrations, recordations and the like for such trade name.
ARTICLE 12
CONFIDENTIALITY
     12.1 Confidential Information. Except as expressly authorized in this Agreement, the Parties agree that the receiving Party shall not publish or otherwise disclose and shall not use for any purpose any information furnished to it by the other Party hereto pursuant to this Agreement (collectively, “Confidential Information”). Notwithstanding the foregoing, Confidential Information shall not include information that, in each case as demonstrated by written documentation:
               (a) was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure or was developed by the receiving Party prior to its disclosure by the disclosing Party;
               (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;
               (c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

*	Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

               (d) was subsequently lawfully disclosed to the receiving Party by a person other than the disclosing Party, and who did not directly or indirectly receive such information from disclosing Party; or
               (e) is developed by the receiving Party without use of, or reference to, any information or materials disclosed by the disclosing Party.
     12.2 Permitted Disclosures. Notwithstanding the provisions of Section 12.1 above and subject to Sections 12.3 and 12.4 below, each Party hereto may use and disclose the other Party’s Confidential Information to its Affiliates, licensees, contractors and any other Third Parties to the extent such use and/or disclosure is reasonably necessary to exercise the rights granted to it, or reserved by it, under this Agreement, in prosecuting or defending litigation, complying with applicable governmental laws or regulations, submitting information to applicable Regulatory Authorities, United States Securities Exchange Commission, tax or other governmental authorities or conducting clinical trials as permitted hereunder with respect to the Compound or any XenoPort Product. If a Party is required by law or regulations to make any such disclosure of the other Party’s Confidential Information, to the extent it may legally do so, it will give reasonable advance notice to the other Party of such disclosure and, save to the extent inappropriate in the case of patent applications or otherwise, will use its good faith efforts to secure confidential treatment of such Confidential Information prior to its disclosure (whether through protective orders or otherwise). For any other disclosures of the other Party’s Confidential Information, including to Affiliates, licensees, contractors and other Third Parties, a Party shall ensure that the recipient thereof is bound by a written confidentiality agreement as materially protective of such Confidential Information as this Article 12.
     12.3 Confidential Terms. Each Party agrees not to disclose to any Third Party [... * ...], except each Party may disclose [... * ...]: (a) [... * ...] on a need to know basis, [... * ....]; and (b) [... * ...] provided that in the case of the foregoing paragraph (b), the disclosing Party shall promptly notify the other Party [... * ...] allow the other Party [... * ...] to the extent allowable by law, to seek limitations on the portion of the Agreement that is required to be disclosed. Notwithstanding the foregoing, the Parties [... * ...]; thereafter, each Party may each disclose to Third Parties the information [... * ...].
     12.4 Publication of XenoPort Product Information. Prior to its publishing, publicly presenting and/or submitting for written or oral publication a manuscript, abstract or the like that includes Data or other information relating to the Compound or any XenoPort Product that has not previously been published pursuant to this Section 12.4, a Party shall provide the other Party a copy thereof for its review for at least [... * ...] (unless such Party is required by law to publish such information sooner). The publishing Party shall consider in good faith any comments provided by the other Party during such [... * ...] period. In addition, the publishing Party shall, at the request of the other Party, remove any Confidential Information of the other Party therefrom, except each Party shall have the right to publicly disclose any information, including Confidential Information, pertaining to safety or efficacy of the Compound and/or any XenoPort Product that such Party believes in good faith it is obligated or ethically bound to disclose. The contribution of each Party

*	Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

shall be noted in all publications or presentations by acknowledgment or co-authorship, whichever is appropriate.
     12.5 General Publicity. The Parties acknowledge the importance of supporting each other’s efforts to publicly disclose results and significant developments regarding the Compound and XenoPort Products and other activities in connection with this Agreement, beyond what is required by law, and each Party may make such disclosures from time to time with the approval of the other Party, which approval shall not be unreasonably withheld or delayed. Such disclosures may include, without limitation, achievement of Milestones under Section 6.2, significant events in the research, development and regulatory process with respect to the Compound or a Product, commercialization activities and the like. When a Party (the “Requesting Party”) elects to make any such public disclosure under this Section 12.5, it will give the other Party (the “Cooperating Party”) at least [... * ...] notice to review and comment on such statement, it being understood that if the Cooperating Party does not notify the Requesting Party in writing within such [... * ...] period of any reasonable objections, as contemplated in this Section 12.5, such disclosure shall be deemed approved; and in any event, the Cooperating Party shall work diligently and reasonably to agree on the text of any proposed disclosure in an expeditious manner. The principles to be observed in such disclosures shall be accuracy, compliance with applicable law and regulatory guidance documents, reasonable sensitivity to potential negative reactions of the FDA (and its foreign counterparts) and the need to keep investors informed regarding the Requesting Party’s business. Accordingly, the Cooperating Party shall not withhold its approval of a proposed disclosure that complies with such principles.
     12.6 Prior Non-Disclosure Agreements. Upon execution of this Agreement, the terms of this Article 12 shall supersede any prior non-disclosure, secrecy or confidentiality agreement between the Parties, including that certain confidentiality agreement between the Parties dated November 15, 2006. Any information disclosed under such prior agreements shall be deemed disclosed under this Agreement.
ARTICLE 13
TERM AND TERMINATION
     13.1 Term. This Agreement commences on the Effective Date and, unless terminated earlier as provided in this Article 13, shall continue in full force and effect on a Product-by-Product basis until Xanodyne has no remaining royalty obligations with respect to such Product. Upon expiration (but not an earlier termination) of this Agreement in the Territory with respect to a XenoPort Product, Xanodyne shall have a perpetual, non-exclusive, fully paid-up, royalty-free license under the XenoPort Know-How to: (a) develop or have developed and make or have made, such XenoPort Product in or outside the Territory (but, outside the Territory, excluding any development constituting the conduct of clinical trials); and (b) use, import, sell, market, offer for sale, distribute and promote such XenoPort Product in the Territory.
     13.2 Breach. Either Party to this Agreement may terminate this Agreement in the event the other Party shall have materially breached or defaulted in the performance of any of its material obligations hereunder, and such default shall have continued for [... * ...] after written notice thereof was provided to the breaching Party by the non-breaching Party. Any such termination shall become

*	Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

effective at the end of such [... * ...] period unless the breaching Party has cured any such breach or default prior to the expiration of the [... * ...] period.
     13.3 Termination For Convenience. Xanodyne may terminate this Agreement in its entirety for any reason upon one hundred twenty (120) days prior written notice to XenoPort; provided that Xanodyne shall not issue any notice of termination under this Section 13.3 within the first twelve (12) months after the Effective Date unless Xanodyne first accelerates and pays to XenoPort the remaining initial license fee installment as set forth in Section 6.1.2. If at any time after the first anniversary of the Effective Date there are no XenoPort Products for which material clinical development activities are being undertaken, or that are being sold, by Xanodyne in the Territory for a period of one hundred eighty (180) days, XenoPort may terminate this Agreement on written notice to Xanodyne.
ARTICLE 14
EFFECT OF TERMINATION
     14.1 Accrued Obligations. The expiration or termination of this Agreement for any reason shall not release either Party from any liability that, at the time of such expiration or termination, has already accrued to the other Party or that is attributable to a period prior to such expiration or termination, nor will any termination of this Agreement preclude either Party from pursuing all rights and remedies it may have under this Agreement, or at law or in equity, with respect to any breach of this Agreement.
     14.2 Rights on Termination. This Section 14.2 shall apply upon any termination of Xanodyne’s rights under this Agreement, excluding termination of this Agreement by Xanodyne pursuant to Section 13.2 above for XenoPort’s breach of this Agreement.
          14.2.1 Wind-down Period.
               (a) Development. In the event there are any ongoing clinical trials of any XenoPort Product in the Territory, at XenoPort’s request, following the date a notice of termination has been issued pursuant to Section 13.2 or 13.3, as applicable, Xanodyne agrees: (i) to take steps to [... * ...]; or (ii) to the extent so requested by XenoPort, to promptly transition to XenoPort or its designee such clinical trials or portions thereof; in each case, at XenoPort’s expense. Xanodyne shall continue to [... * ...] in accordance with the terms and conditions of this Agreement.
               (b) Commercialization. To avoid a disruption in the supply of XenoPort Products to patients, if this Agreement is terminated after the first commercial sale of any XenoPort Product in the Territory, Xanodyne and its Affiliates shall continue to market, promote, distribute and otherwise commercialize (including with the assistance of any Co-Promotion Partner, to the extent permitted by any agreement with such Co-Promotion Partner) the XenoPort Products in the Territory for which Marketing Approval by the FDA has been obtained (unless the FDA or a court of competent jurisdiction in the Territory issues a directive or order that a particular XenoPort Product be recalled or withdrawn in the Territory, or the Parties mutually agree that a particular XenoPort Product should be recalled or withdrawn in the Territory) and in accordance with the terms

*	Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

and conditions of this Agreement, until [... * ...], but in no event [... * ...] after the effective date of any such termination of this Agreement (the “Wind-down Period”); provided that Xanodyne and its Affiliates shall cease such activities, or any portion thereof, upon [... * ...] notice by XenoPort requesting that such activities (or portion thereof) be ceased. Notwithstanding any other provision of this Agreement, during the Wind-down Period, Xanodyne’s rights with respect to the Compound and XenoPort Products in the Territory shall be non-exclusive and, without limiting the foregoing, XenoPort shall have the right to engage one or more other distributor(s) and/or licensee(s) of the Compound and/or any XenoPort Product in the Territory. Any Products sold or disposed by Xanodyne in the Territory during the Wind-down Period shall be subject to the applicable payment obligations under Article 6 above and all relevant deductions or credits due to Xanodyne in accordance with this Agreement. Within [... * ...] of expiration of the Wind-down Period, Xanodyne shall notify XenoPort of any quantity of the Intermediate, Compound and/or XenoPort Products remaining in Xanodyne’s inventory and XenoPort shall have the option, upon notice to Xanodyne, to repurchase any such quantities of the Intermediate, Compound and/or XenoPort Products, as applicable, from Xanodyne at a price equal to [... * ...] calculated in accordance with GAAP and Xanodyne’s then-prevailing standard procedures for calculating costs of good sold. For the sake of clarity, such [... * ...].
          14.2.2 Assignment of Regulatory Filings and Marketing Approvals. At XenoPort’s option, which shall be exercised by written notice to Xanodyne, Xanodyne shall assign to XenoPort or its designee (or, to the extent not so assignable, Xanodyne shall take all reasonable actions to make available to XenoPort or its designee the benefits of) all regulatory filings and registrations (including INDs, NDAs and Marketing Approvals by the FDA) for the Compound and XenoPort Products in the Territory. In each case, unless otherwise required by any applicable law or regulation, the foregoing assignment (or availability) shall be effected within [... * ...] after the effective date of any such termination of this Agreement. In addition, Xanodyne shall promptly provide to XenoPort a copy of all Data and Xanodyne Know-How pertaining to the Compound and all XenoPort Products in the Territory, or otherwise relied upon by Xanodyne in association with any IND, NDA or other approval for the Compound or any XenoPort Product in the Territory, to the extent not previously provided to XenoPort, and XenoPort shall have the right to use and disclose all such Data and Xanodyne Know-How following termination of this Agreement.
          14.2.3 Supply. To the extent applicable, Xanodyne shall cooperate fully to transition to XenoPort, upon XenoPort’s request, any arrangement with any contractor from which Xanodyne had arranged to obtain a supply of the Intermediate, and/or any Compound and/or XenoPort Product, as applicable. In the event that such materials are manufactured by Xanodyne, then Xanodyne shall sell to XenoPort such materials pursuant to purchase orders submitted by XenoPort to Xanodyne, and XenoPort shall purchase from Xanodyne such materials in the quantities specified in any such purchase orders, for a price calculated in accordance with this Section 14.2.3 until [... * ....]; provided that [... * ...] and in any event, Xanodyne’s obligations to supply such materials during such transition time shall not continue for a period of [... * ...]. Xanodyne shall provide the Intermediate, Compound or XenoPort Products to XenoPort pursuant to this Section 14.2.3 at [... * ...] such Intermediate, Compound and/or XenoPort Products, as applicable, calculated in accordance with GAAP and Xanodyne’s then prevailing standard procedures for calculating cost of goods. For the sake of clarity, [... * ...]. In addition, Xanodyne shall promptly provide to XenoPort a copy of

*	Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

all Data pertaining to the manufacture of the Intermediate, Compound and/or XenoPort Products, as applicable, to the extent not previously provided to XenoPort, during the term or pursuant to Section 14.2.2, and XenoPort shall have the right to use (and authorize the use of), and to disclose, all such Data following termination of this Agreement.
          14.2.4 Transition. Without limiting the foregoing, Xanodyne shall use Commercially Reasonable Efforts to cooperate with XenoPort and/or its designee to effect a smooth and orderly transition in the development, manufacture, sale and ongoing marketing, promotion and commercialization of the Compound and XenoPort Products for the Territory during the Wind-down Period. Xanodyne shall, upon written request from XenoPort, provide XenoPort copies of customer lists, customer data and other customer information relating to all XenoPort Products in the Territory (except as prevented by the applicable laws and regulations relating to the protection of personal information), which XenoPort shall have the right to use and disclose. Without limiting the foregoing, Xanodyne shall conduct in a reasonable manner any activities to be conducted under this Section 14.2.
          14.2.5 Assignment of Product Trademarks. Promptly following the effective date of any termination of this Agreement pursuant to Section 13.2 or 13.3, Xanodyne shall assign, or cause to be assigned, to XenoPort or its designee, at XenoPort’s expense, all right, title and interest in and to the Product Trademarks, together with all registrations or applications for registration of such trademarks, in the Territory. In each case, unless otherwise required by any applicable law or regulation or requested by XenoPort, the foregoing assignment shall be made within [... * ...] after the effective date of any termination of this Agreement. XenoPort hereby grants to Xanodyne a non-exclusive license to use the Product Trademarks in the Territory for the packaging, marketing, distributing, sale and promotion of the XenoPort Products solely for the purposes of permitting Xanodyne to comply with its obligations under this Section 14.2. Such license shall become effective upon the assignment to XenoPort of the Product Trademarks, and all registrations and applications for registration of such Product Trademarks, in the Territory and shall persist until the expiration of the applicable periods described in Section 14.2.1 or 14.2.3 above, as applicable.
          14.2.6 Return of Materials. Within [... * ...] after the end of the Wind-down Period (or, to the extent applicable, within [... * ...] after the termination of Xanodyne’s obligations under Section 14.2.3), Xanodyne shall either return to XenoPort or destroy, as directed by XenoPort, all tangible items comprising, bearing or containing any Product Trademarks, the XenoPort trade name, and/or any Data (“Product Materials”) and all Confidential Information of XenoPort, that is in Xanodyne’s possession. Except as necessary to comply with its obligations in Section 14.2.3, effective upon the end of the Wind-down Period (or, to the extent applicable, within [... * ...] after the termination of Xanodyne’s obligations under Section 14.2.3): (a) Xanodyne shall cease to use all trademarks (including the Product Trademarks) and trade names of XenoPort in the Territory; and (b) all rights granted to Xanodyne hereunder with respect to the Compound and XenoPort Products in the Territory shall terminate. In addition, all Data generated by, or on behalf of, Xanodyne hereunder during the term of the Agreement shall, to the extent it specifically pertains to the Compound and/or the XenoPort Products, be deemed Confidential Information of XenoPort and not Confidential Information of Xanodyne (and will not be subject to the exclusion under Section 12.1(a) and (d) above); it being understood that the foregoing shall not apply to any Tools.

*	Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

     14.3 Survival. Upon the expiration or termination of this Agreement, all rights and obligations of the Parties under this Agreement shall terminate except those described in the following Articles and Sections: [... * ...]. In addition: (a) upon termination of this Agreement other than by Xanodyne pursuant to Section 13.2: (i) [... * ...]; and (ii) [... * ...]; (b) upon termination of this Agreement for any reason, the following Sections shall also survive: [... * ...]; and (c) upon expiration (but not an earlier termination of this Agreement), the following Sections shall also survive: [... * ...].
ARTICLE 15
REPRESENTATIONS AND WARRANTIES
     15.1 General Representations. Each Party represents and warrants to the other as of the Effective Date as follows:
          15.1.1 Duly Organized. Such Party is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification and failure to have such would prevent such Party from performing its obligations under this Agreement.
          15.1.2 Due Execution; Binding Agreement. This Agreement is a legal and valid obligation binding upon such Party and enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws of general application affecting the rights and remedies of creditors and by general equity principles. The execution, delivery and performance of this Agreement by such Party have been duly authorized by all necessary corporate action and do not and will not: (a) require any consent or approval of its stockholders; except, with respect to Xanodyne, the consent of its preferred stockholders as required by the certificate of incorporation of Xanodyne, which consent has been obtained as of the Effective Date; (b) to such Party’s knowledge, violate any law, rule, regulation, order, writ, judgment, decree, determination or award of any court, governmental body or administrative or other agency having jurisdiction over such Party; nor (c) conflict with, or constitute a default under, any agreement, instrument or understanding, oral or written, to which such Party is a party or by which it is bound.
     15.2 Representations and Warranties of XenoPort. XenoPort represents and warrants to Xanodyne that, as of the Effective Date:
          15.2.1 it has the full right and authority to grant the rights and licenses as provided herein;
          15.2.2 it: (i) has not previously granted any right, license or interest in or to the XenoPort Data, the XenoPort Know-How, the XenoPort Patents, the Compound or any portion thereof; and (ii) is under no obligation to grant any such license, right or interest; in each case, that is in conflict with the rights or licenses granted to Xanodyne under this Agreement;

*	Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

          15.2.3 the XenoPort Patents listed on Exhibit 1.37.1 and Exhibit 1.37.2 are the only Patents owned or Controlled by XenoPort in the Territory that are (i) necessary to make, have made, use, import, offer for sale or sell the Compound or the XenoPort Products in the Territory; and (ii) to make or have made, use and import the Intermediate for the purposes of making or having made the Compound, alone or as incorporated into a XenoPort Product, in the Territory;
          15.2.4 to its knowledge, XenoPort owns or Controls all of the processes necessary to manufacture the Intermediate in the form and in the manner in which the Intermediate is being manufactured as of the Effective Date, specifically, to its knowledge, there are no licenses required from a Third Party to make or have made the Intermediate in such form and manner;
          15.2.5 there are no actual, pending, alleged, or to its knowledge, threatened actions, suits, claims, interference or governmental investigations, or intellectual property right litigation, or, to its best knowledge, threatened product liability action, in each case, in the Territory, involving the Intermediate, Compound, the XenoPort Patents or the XenoPort Know-How by or against XenoPort or any of its Affiliates;
          15.2.6 all necessary consents, approvals and authorizations of all Regulatory Authorities, other governmental authorities and other persons or entities required to be obtained by XenoPort in order to enter into this Agreement have been obtained;
          15.2.7 there is no actual, pending, alleged, or to its knowledge, threatened infringement by a Third Party of any of the XenoPort Patents in the Territory, and there is no actual, pending, alleged, or to its knowledge, threatened misappropriation by a Third Party of any of the XenoPort Know-How in the Territory, and it is not aware of any facts that would give rise to any claim of infringement of any Third Party’s intellectual property as a result of the manufacture, use or sale of the Compound in the Territory;
          15.2.8 to its knowledge, none of the issued XenoPort Patents are invalid or unenforceable in the Territory; and
          15.2.9 XenoPort does not have any knowledge that any of Xanodyne’s representations and warranties set forth in Section 15.1 above and Section 15.3 are inaccurate.
     15.3 Representations and Warranties of Xanodyne. Xanodyne represents and warrants to XenoPort that, as of the Effective Date:
          15.3.1 it has the full right and authority to grant the rights granted herein;
          15.3.2 the Xanodyne Patents listed on Exhibit 1.34 are the only Patents owned or Controlled by Xanodyne that are necessary for the manufacture, sale, use or importation of Xanodyne Products;
          15.3.3 there are no actual, pending, alleged, or to its knowledge, threatened actions, suits, claims, interference or governmental investigations or intellectual property right litigation or,

*	Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

to its best knowledge, threatened product liability action involving any Xanodyne Product, or the Xanodyne Patents, by or against Xanodyne or any of its Affiliates;
          15.3.4 to its knowledge, none of the issued Xanodyne Patents are invalid or unenforceable in the Territory;
          15.3.5 to its knowledge, there are no facts or circumstances that would prevent, or be reasonably likely to prevent, Xanodyne from obtaining marketing exclusivity for a Xanodyne Product in the Territory pursuant to 21 C.F.R. §314.108.
          15.3.6 all necessary consents, approvals and authorizations of all Regulatory Authorities, other governmental authorities and other persons or entities required to be obtained by Xanodyne in order to enter into this Agreement have been obtained;
          15.3.7 there is no actual, pending, alleged or, to its knowledge, threatened infringement by a Third Party of any of the Xanodyne Patents, and there is no actual, pending, alleged, or to its knowledge, threatened misappropriation by a Third Party of any of the Xanodyne Know-How, and it is not aware of any facts which would give rise to any claim of infringement of any Third Party’s intellectual property as a result of the manufacture, use or sale of the Xanodyne Products in the Territory; and
          15.3.8 Xanodyne does not have any knowledge that any of XenoPort’s representations and warranties set forth in Sections 15.1 and 15.2 above are inaccurate.
     15.4 DISCLAIMER. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OR VALIDITY OF ANY PATENTS ISSUED OR PENDING.
     15.5 LIMITATION OF LIABILITY. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT OR OTHERWISE, NEITHER PARTY SHALL BE LIABLE TO THE OTHER WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT, WHETHER UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY, FOR ANY INCIDENTAL, INDIRECT, SPECIAL, EXEMPLARY, PUNITIVE, MULTIPLE OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, LOST PROFITS, LOSS OF USE, DAMAGE TO GOODWILL OR LOSS OF BUSINESS) EXCEPT IN THE CASE OF (A) BREACH OF ARTICLE 12 OR (B) SUCH DAMAGES OWED TO THIRD PARTIES PURSUANT TO ARTICLE 16.
ARTICLE 16
INDEMNIFICATION
     16.1 Indemnification of XenoPort. Xanodyne shall indemnify and hold harmless each of XenoPort and its Affiliates and their respective directors, officers and employees and the respective

*	Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

successors and assigns of any of the foregoing (the “XenoPort Indemnitees”), from and against any and all liabilities, damages, penalties, fines, costs and expenses (including reasonable attorneys’ fees and other expenses of litigation) (“Liabilities”) from any claims, actions, suits or proceedings brought by a Third Party (a “Third Party Claim”) incurred by any XenoPort Indemnitee, arising from, or occurring as a result of: (a) the manufacture, use, marketing, distribution, sale or promotion of the Compound and/or any Product by Xanodyne, or its Affiliates or licensees; or (b) any material breach of any representations, warranties or covenants given by Xanodyne under this Agreement; except to the extent such Third Party Claim falls within the scope of XenoPort’s indemnification obligations set forth in Section 16.2 below or resulted from the gross negligence or willful misconduct of a XenoPort Indemnitee.
     16.2 Indemnification of Xanodyne. XenoPort shall indemnify and hold harmless each of Xanodyne and its Affiliates and their respective directors, officers and employees and the respective successors and assigns of any of the foregoing (the “Xanodyne Indemnitees”), from and against any and all Liabilities from any Third Party Claims incurred by any Xanodyne Indemnitee, arising from, or occurring as a result of: (a) the manufacture, use, marketing, distribution, sale or promotion of the Compound and/or any XenoPort Product by XenoPort, or its Affiliates or licensees (other than Xanodyne or its Affiliates or licensees); or (b) any material breach of any representations, warranties or covenants given by XenoPort under this Agreement; except to the extent any such Third Party Claim falls within the scope of Xanodyne’s indemnification obligations set forth in Section 16.1 above or resulted from the gross negligence or willful misconduct of a Xanodyne Indemnitee.
     16.3 Procedure. A Party that intends to claim indemnification under this Article 16 (the “Indemnitee”) shall promptly notify the other Party (the “Indemnitor”) in writing of any Third Party Claim, in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall have sole control of the defense and/or settlement thereof. The indemnity arrangement in this Article 16 shall not apply to amounts paid in settlement of any action with respect to a Third Party Claim if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld or delayed unreasonably. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any action with respect to a Third Party Claim, if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Article 16, but the omission to so deliver written notice to the Indemnitor shall not relieve the Indemnitor of any liability that it may have to any Indemnitee otherwise than under this Article 16. The Indemnitee under this Article 16 shall, at its expense, cooperate fully with the Indemnitor and its legal representatives in the investigation of any action with respect to a Third Party Claim covered by this indemnification. For clarity, it is understood that (a) Xanodyne shall not be obligated to indemnify XenoPort [... * ...]; except, in each case, to the extent Xanodyne is obligated to indemnify XenoPort for any such amount in accordance with paragraph (b) of Section 16.1 above; and (b) XenoPort shall not be obligated to indemnify Xanodyne [... * ...]; except to the extent XenoPort is obligated to indemnify Xanodyne for any such amount in accordance with paragraph (b) of Section 16.2 above.
     16.4 Insurance. Each Party shall secure and maintain, during the term of this Agreement and for a period of [... * ...] thereafter, comprehensive general liability insurance, including products liability insurance and coverage for clinical trials, underwritten by a reputable and

*	Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

financially secure insurance carrier, in a form and having liability limits consistent with standards in the pharmaceutical industry based upon such Party’s activities and indemnification obligations under this Agreement, as applicable. Each Party shall furnish to the other Party, on request, certificates of insurance setting forth the amount of liability insurance and a provision that the other Party shall receive [... * ...] written notice prior to termination or material reduction to the level of coverage.
ARTICLE 17
DISPUTE RESOLUTION
     17.1 Dispute Resolution. The Parties agree that any dispute arising with respect to the interpretation, enforcement, termination or invalidity of this Agreement, or the failure of any Committee to reach [... * ...] (each a “Dispute”), shall be resolved through the procedures set forth in this Article 17.
     17.2 [... * ...] Intervention. Except for any failure of any Committee to reach [... * ...], which shall be resolved in accordance with the procedures specified in Section 3.5 above, the Dispute shall first be presented to [... * ...]. If [... * ...] cannot resolve the Dispute within [... * ...] of the request to do so, either Party may initiate arbitration proceedings in accordance with Section 17.3 below, with respect to a Dispute which the Parties have agreed to submit to arbitration, as provided in Section 17.3, or initiate legal proceedings with respect to any other Dispute.
     17.3 Arbitration Proceedings. If the [... * ...] do not reach a mutually acceptable resolution as to a Dispute under Section 3.5 above, upon written notice by either Party to the other Party, the Dispute shall be submitted for resolution by final, binding arbitration in the manner described in this Section 17.3.
          17.3.1 Conduct of Arbitration. Any arbitration pursuant to this Section 17.3 shall be conducted in English, by the Judicial Arbitration and Mediation Services, Inc. (“JAMS”) in New York City, New York, or such other location as the Parties agree, in accordance with the JAMS Streamlined Arbitration Rules and Procedures, as modified by this Section 17.3, by a single arbitrator appointed in accordance with such Rules, or if the Rules do not provide for such appointment, by the chief executive officer of JAMS. If the arbitrator determines it appropriate, the arbitrator shall select an expert who [... * ...] or an individual as nearly meeting such qualifications as is practicable as determined by the arbitrator, to advise on the proposed resolution of the dispute. Each Party shall [... * ...]. If so requested by the arbitrator, [... * ...] pursuant to this Section 17.3.1; provided that [... * ...].
          17.3.2 Completion in [... * ...]. In any arbitration under this Section 17.3, the arbitrator and the Parties shall use all reasonable efforts to resolve such dispute within [... * ...] after the selection of the arbitrator, or as soon thereafter as is practicable.
          17.3.3 Costs. The costs of any arbitration under this Section 17.3 shall be shared equally by the Parties, and each Party shall bear its own costs and expenses in connection with such arbitration; provided that the arbitrator may require the non-prevailing Party to bear one hundred percent (100%) of such costs, and/or the direct expenses of the prevailing Party to the extent the

*	Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

arbitrator determines that the non-prevailing Party pursued the Dispute in bad faith. The decision of the arbitrator shall be binding on the Parties, and any judgment upon such decision of the arbitrator may be entered and enforced in any court of competent jurisdiction.
     17.4 Interim Relief. Notwithstanding anything in this Article 17 to the contrary, XenoPort and Xanodyne shall each have the right to apply to any court of competent jurisdiction for appropriate interim or provisional relief, as necessary to protect the rights or property of that Party, pending the selection of the arbitrator or the arbitrator’s determination of the merits of any Dispute.
ARTICLE 18
MISCELLANEOUS
     18.1 Force Majeure. If the performance of any part of this Agreement (except for any payment obligation for goods already shipped or amounts already accrued under this Agreement) by either Party is prevented, restricted, interfered with or delayed by reason of force majeure (including fire, earthquake, flood, embargo, power shortage or failure, acts of war or terrorism, insurrection, riot, lockout or other labor disturbance, governmental acts or orders or restrictions, or acts of God), the Party so affected shall, upon giving written notice to the other Party, be excused from such performance to the extent of such prevention, restriction, interference or delay; provided that the affected Party shall use its reasonable efforts to avoid or remove such causes of non-performance and shall continue performance with the utmost dispatch whenever such causes are removed.
     18.2 Governing Law. This Agreement and all questions regarding its validity or interpretation, or the breach or performance of this Agreement, shall be governed by, and construed in accordance with, the laws of the State of New York, without reference to conflicts of laws principles.
     18.3 Waiver of Breach. Except as otherwise expressly provided in this Agreement, any term of this Agreement may be waived only by a written instrument executed by a duly authorized representative of the Party waiving compliance. The delay or failure of either Party at any time to require performance of any provision of this Agreement shall in no manner affect such Party’s rights at a later time to enforce the same. No waiver by either Party of any condition or term in any one or more instances shall be construed as a further or continuing waiver of such condition or term or of another condition or term.
     18.4 Modification. No amendment or modification of any provision of this Agreement shall be effective unless in writing signed by a duly authorized representative of each Party. No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by a duly authorized representative of each Party.
     18.5 Severability. If any provision of this Agreement, or the application of such provision to any Party or circumstance, shall be held invalid, illegal or unenforceable, the Parties shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties and the remainder of this Agreement shall continue in full force and

*	Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

effect. In the event a Party seeks to avoid a provision of this Agreement by asserting that such provision is invalid, illegal or otherwise unenforceable, the other Party shall have the right to terminate this Agreement upon [... * ...] prior written notice to the asserting Party, unless such assertion is eliminated and the effect of such assertion is cured within such [... * ...] period. Any termination in accordance with the foregoing sentence shall be deemed an election by Xanodyne to terminate pursuant to Section 13.3 if XenoPort exercises its right to terminate under this Section 18.5, and a termination for the breach of XenoPort pursuant to Section 13.2 if Xanodyne exercises its right to terminate under this Section 18.5.
     18.6 Entire Agreement. This Agreement (including the Exhibits attached hereto), together with any Pharmaco-Vigilance Agreement executed by the Parties pursuant to Section 4.7.1 and/or any Co-Promotion Agreement executed by the Parties pursuant to Section 5.4, constitute the entire agreement between the Parties relating to its subject matter, and supersede all prior or contemporaneous agreements, understandings or representations, either written or oral, between XenoPort and Xanodyne with respect to such subject matter.
     18.7 Notices. Unless otherwise agreed by the Parties or specified in this Agreement, all communications between the Parties relating to, and all written documentation to be prepared and provided under, this Agreement shall be in the English language. Any notice required or permitted under this Agreement shall be in writing in the English language: (a) delivered personally; (b) sent by registered or certified mail (return receipt requested and postage prepaid); (c) sent by express courier service providing evidence of receipt, postage pre-paid where applicable; or (d) sent by facsimile (receipt verified and a copy promptly sent by another permissible method of providing notice described in paragraphs (a), (b) or (c) above), to the following addresses of the Parties or such other address for a Party as may be specified by like notice:

To XenoPort:	To Xanodyne:
XenoPort, Inc.	Xanodyne Pharmaceuticals, Inc.
3410 Central Expressway	One Riverfront Place,
Santa Clara, California 95051,	Newport, Kentucky 41071,
Attention: Secretary	Attention: General Counsel
Phone: (408) 616-7200	Telephone: (859) 371-6383
Facsimile: (408) 616-7211	Facsimile: (859) 371-6391

With a copy to:	With a copy to:
Wilson Sonsini Goodrich & Rosati	Dinsmore & Shohl LLP
650 Page Mill Road	255 East Fifth Street, Suite 1900
Palo Alto, California 94304-1050	Cincinnati, Ohio 45202-4700
Attention: Kenneth A. Clark, Esq.	Attention: Paul R. Mattingly, Esq.
Telephone: (650) 493-9300	Telephone: (513) 977-8200
Facsimile: (650) 493-6811	Facsimile: (513) 977-8141
     Any notice required or permitted to be given concerning this Agreement shall be effective upon receipt by the Party to whom it is addressed, or within seven (7) days of dispatch whichever is earlier.

*	Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

     18.8 Assignment. This Agreement shall not be assignable by either Party to any Third Party without the written consent of the other Party hereto; except either Party may assign this Agreement without the other Party’s consent to an entity that acquires substantially all of the business or assets of the assigning Party which relate to the line of business to which this Agreement relates, whether by merger, acquisition or otherwise; provided that the entity to whom this Agreement is assigned assumes this Agreement in writing or by operation of law. In addition, either Party shall have the right to assign this Agreement to an Affiliate upon written notice to the non-assigning Party; provided that the assigning Party guarantees the performance of this Agreement by such Affiliate; and further provided that if the non-assigning Party reasonably believes such assignment could result in material adverse tax consequences to the non-assigning Party, such assignment shall not be made without the non-assigning Party’s consent. Subject to the foregoing, this Agreement shall inure to the benefit of each Party, its successors and permitted assigns. Any assignment of this Agreement in contravention of this Section 18.8 shall be null and void.
     18.9 Independent Contractors. Nothing contained in this Agreement is intended, or shall be deemed or construed, to establish a joint venture or partnership between XenoPort or Xanodyne. No Party to this Agreement shall have any express or implied right or authority to assume or create any obligations on behalf of, or in the name of, the other Party, or to bind the other Party to any contract, agreement or undertaking with any Third Party.
     18.10 Interpretation. The captions to the several Articles and Sections of this Agreement are not a part of this Agreement, but are included for convenience of reference and shall not affect its meaning or interpretation. In this Agreement: (a) the word “including” shall be deemed to be followed by the phrase “without limitation” or like expression; (b) the singular shall include the plural and vice versa; and (c) masculine, feminine and neuter pronouns and expressions shall be interchangeable. Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under GAAP, or other generally accepted cost accounting principles in the United States, but only to the extent consistent with its usage and the other definitions in this Agreement.
     18.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.
[Remainder of page intentionally left blank; signature page follows]

*	Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

     IN WITNESS WHEREOF, the Parties hereto have caused this Licensing Agreement to be duly executed as of the date first above written.

XENOPORT, INC.			XANODYNE PHARMACEUTICALS, INC.

By:	/s/ Ronald W. Barrett		By:	/s/ Gregory D. Flexter

	Name:	Ronald W. Barrett		Name:	Gregory D. Flexter
	Title:	Chief Executive Officer		Title:	President and Chief Executive Officer

*	Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT 1.5
Compound
[... * ...]

*	Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT 1.15
Intermediate
[... * ...]

*	Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT 1.34
Xanodyne Patents
[... * ...]

*	Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT 1.35
Xanodyne Product
Provided to Gia Bosko, General Counsel, XenoPort, Inc. by Tom Jennings, General Counsel, Xanodyne Pharmaceuticals, Inc. by email dated October 1, 2007.

*	Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT 1.37.1
XenoPort Compound Patents
[... * ...]

*	Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT 1.37.2
XenoPort Intermediate Patents
[... * ...]

*	Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT 4.1
Development Plan
(See attached.)

*	Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

[... * ...]

*	Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT 12.3
Press Release
(See attached.)

*	Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

NEWS RELEASE	Company Contacts:
For Immediate Distribution	XenoPort: Jackie Cossmon 408-616-7220 ir@XenoPort.com

Xanodyne: Tom Jennings 859-371-6383 pr@xanodyne.com
XenoPort and Xanodyne Announce Exclusive U.S. Licensing
Agreement for XP21510
Novel Product Candidate Represents Potential Treatment for Women with Menorrhagia
SANTA CLARA, CA, and NEWPORT, KY, October ___, 2007 — XenoPort, Inc. (Nasdaq: XNPT) and Xanodyne Pharmaceuticals, Inc. announced today that they have entered into an exclusive license agreement for the development and commercialization by Xanodyne in the United States of a preclinical, non-hormonal, oral product candidate known as XP21510, discovered by XenoPort, for the potential treatment of women diagnosed with menorrhagia, or heavy menstrual bleeding. It is estimated that 9 to 14 percent of healthy women suffer from menorrhagia.
Greg Flexter, chief executive officer of Xanodyne, stated, “Women suffering from menorrhagia and their healthcare providers need improved treatments for this potentially life-altering disorder. Our collaboration with XenoPort to develop XP21510 may provide a non-hormonal, non-surgical option for addressing the biological processes resulting in menorrhagia. We plan to develop XP21510, which is covered by an allowed U.S. composition of matter patent, as a follow on product to Xanodyne’s Phase 3 tranexamic acid product candidate, XP12B, for the treatment of menorrhagia. We believe that XP12B and XP21510 may provide for a sustainable product life cycle opportunity in this treatment area.”
Ronald W. Barrett, Ph.D., chief executive officer of XenoPort, stated, “We believe that Xanodyne, which focuses on developing and commercializing products addressing women’s health issues, will be an excellent partner for XP21510. This agreement with Xanodyne is an excellent example of our strategy to maximize the value of XenoPort’s discovery engine by licensing compounds that fall outside our therapeutic focus while we concentrate our internal resources on the development and commercialization of our pipeline of central nervous system product candidates.”
— more —

*	Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

XenoPort and Xanodyne Announce Exclusive U.S. Licensing Agreement for XP21510	Page 2
Under the terms of the agreement, Xanodyne receives exclusive rights to develop and commercialize XP21510 in the United States. In exchange for these rights, XenoPort is entitled to receive up-front cash payments totaling $12 million, of which $6 million is payable upon execution of the agreement and the remaining $6 million is due on the 12-month anniversary of the execution date. XenoPort also will be eligible to receive aggregate cash payments of up to $130 million and $5 million for XP21510 and XP12B, respectively, upon the achievement of certain development, regulatory and commercial milestones. In addition, XenoPort is entitled to receive tiered double-digit royalty payments on potential future sales of XP21510, as well as escalating single-digit royalties on potential future sales of XP12B.
About XP21510
XP21510 is a new chemical entity that is a Transported Prodrug of tranexamic acid. A prodrug is a chemical precursor to an active drug that is metabolized in the body to form the active drug and provide its medical benefits. XP21510 is designed to use the body’s natural mechanisms for actively transporting nutrients through the gastrointestinal tract to enhance the delivery of tranexamic acid into the bloodstream after oral administration. Tranexamic acid is approved in many countries in Europe and Asia for the treatment of women with menorrhagia. Tranexamic acid is a man-made derivative of the naturally occurring amino acid lysine and works to inhibit, on a molecular basis, the break down of blood clots.
XP21510 was discovered at XenoPort. A United States patent application with composition-of-matter claims relating to XP21510, publication number US 2007/0027210, has been allowed by the United States Patent and Trademark Office.
About XP12B
XP12B is a sustained-release formulation of tranexamic acid developed by Xanodyne that received Fast Track status from the FDA for the potential treatment of women with menorrhagia. Xanodyne is conducting Phase 3 clinical trials with XP12B in the United States.
About Menorrhagia
Women with menorrhagia experience abnormally heavy and prolonged menstrual periods at regular intervals. While a normal menses cycle lasts 21 to 35 days with an average of five days of bleeding and total blood flow between 25 and 80 milliliters (mL), women with menorrhagia can have seven or more days of bleeding and lose more than 80 mL of blood per menses. It is estimated that 9 to 14 percent of healthy women suffer from menorrhagia. Because quantitative means of diagnosing menorrhagia are generally impractical, healthcare professionals often diagnose menorrhagia symptomatically by considering frequency of tampon or sanitary napkin change, spotting and staining events, presence of constant pain in the lower abdomen, interference with regular work and social routines and measurements of anemia.
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*	Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

XenoPort and Xanodyne Announce Exclusive U.S. Licensing Agreement for XP21510	Page 3
About XenoPort
XenoPort, Inc. is a biopharmaceutical company focused on developing a portfolio of internally discovered product candidates that utilize the body’s natural nutrient transport mechanisms to improve the therapeutic benefits of existing drugs. XenoPort’s most advanced product candidate, XP13512, has successfully completed a pivotal trial in its Phase 3 clinical program for the treatment of restless legs syndrome and has successfully completed a Phase 2a clinical trial for the management of post-herpetic neuralgia. XenoPort has also reported positive results from a Phase 2a clinical trial of its second product candidate, XP19986, in patients with gastroesophageal reflux disease.
To learn more about XenoPort, please visit the web site at www.XenoPort.com.
About Xanodyne
Xanodyne Pharmaceuticals, Inc. is a privately held pharmaceutical company focused on applying proprietary drug delivery technologies to known drug compounds. Xanodyne develops and commercializes new products for significant markets in the therapeutic areas of women’s healthcare and pain management. The company, located in the greater Cincinnati area, has a nationwide sales force and currently markets numerous pharmaceutical products. More information regarding Xanodyne can be accessed at www.xanodyne.com.
Forward-Looking Statements
This press release contains “forward-looking” statements, including, without limitation, all statements related to Xanodyne’s future development of XP21510 and XP12B; the therapeutic and commercial potential of XP21510 and XP12B; and potential receipt by XenoPort of future development, regulatory and commercial milestone and royalty payments with respect to XP21510 and XP12B. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “intends,” “potential” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon XenoPort’s current expectations. Forward-looking statements involve risks and uncertainties. XenoPort’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, the uncertainty of the timing and results of clinical trials of our product candidates; the uncertainty of the FDA approval process and other regulatory requirements; our dependence on our current and additional collaborative partners; and the therapeutic and commercial value of the company’s compounds. These and other risk factors are discussed under the heading “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, filed with the Securities and Exchange Commission on August 9, 2007. XenoPort expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking
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*	Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

XenoPort and Xanodyne Announce Exclusive U.S. Licensing Agreement for XP21510	Page 4
statements contained herein to reflect any change in the company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.
XenoPort and Transported Prodrug are U.S. trademarks of XenoPort, Inc. Xanodyne is a U.S. trademark of Xanodyne Pharmaceuticals, Inc.
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*	Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.